Exhibit 10.62

SALE - PURCHASE AGREEMENT

by and between

1440 BROADWAY OWNER, LLC

as Seller,

and

ARC NY1440BWY1, LLC

as Purchaser

Premises:

1440 Broadway

New York, New York

As of October 21, 2013

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EXHIBITS

A	Description of Land
1(A)	Brokerage Agreements
1(B)	Description of Leases
1(C)	Description of Surviving Contracts
4(A)(i)	Title Objections
8(A)(i)	Form of Deed
8(A)(ii)	Form of Bill of Sale
8(A)(iii)	Form of Assignment of Leases
8(A)(iv)	Form of Assignment of Contracts
8(A)(vii)	Form of FIRPTA Certificate
8(A)(viii)	Form of Tenant Notice Letter
8(A)(ix)	Form of Contractor Notice Letter
8(A)(xvi)	Form of Assignment of Union Agreements
8(A)(xvii)	Form of Title Affidavit
8(A)(xxi)	Form of Master Lease
10-1	Form of Tenant Estoppel Certificate
10-2	Macy’s, Inc. Estoppel from Seller’s Acquisition
16(A)(iii)-1	Recognition Agreements
16(A)(iii)-2	Defaults/Arrears
16(A)(iv)	Tenant Deposits
16(A)(v)	Employees
16(A)(xi)	Pending Litigation
16(A)(xiv)	Tax Certiorari Proceedings
16(A)(xvi)	Seller Leasing Costs

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SALE-PURCHASE AGREEMENT (this “Agreement”), made as of the 21st day of October, 2013 (the “Effective Date”), by and among 1440 BROADWAY OWNER, LLC, a Delaware limited liability company having an address c/o Monday Properties, 230 Park Avenue, New York, New York 10169 (“Seller”), and ARC NY1440BWY1, LLC, a Delaware limited liability company, having an address c/o American Realty Capital New York Recovery REIT, Inc., 405 Park Avenue, New York, New York 10022 (“Purchaser”).

RECITALS:

WHEREAS, Seller owns that certain real property situated in the Borough of Manhattan, City of New York, County of New York and State of New York more particularly described on Exhibit A annexed hereto and made a part hereof (the “Land”) and the building and all other improvements located thereon commonly identified as 1440 Broadway, New York, New York (the “Building”); and

WHEREAS, Seller desires to sell to Purchaser the Premises (hereinafter defined), and Purchaser desires to purchase the Premises from Seller, subject to and upon all the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.	Certain Definitions.

A. For purposes of this Agreement, in addition to the terms defined in the Recitals and elsewhere in the body of this Agreement, the following terms shall have the meanings indicated below:

“Brokerage Agreements” shall mean the agreements between Seller and any leasing brokers which are set forth on Exhibit 1(A).

“Escrow Agent” shall mean First American Title Insurance Company, 633 Third Avenue, New York, New York 10017.

“Fixtures” shall mean all equipment, fixtures, furnishings, machinery and appliances of whatever nature which are (i) affixed to the Land or Building and (ii) owned by Seller.

“Hazardous Materials” shall mean any solid wastes, toxic or hazardous substances, wastes or contaminants, polychlorinated biphenyls, paint or other materials containing lead, urea formaldehyde foam insulation, radon, asbestos, and asbestos containing material, petroleum product and any fraction thereof as any of these terms is defined in or for the purposes of any Relevant Environmental Laws (as hereinafter defined).

“Leases” (each individually, a “Lease”) shall mean the leases, tenancies, concessions, licenses and occupancies affecting the Premises to which Seller or a predecessor owner of the Property is a party, as the same may be amended, modified or extended from time to time in accordance with the terms of this Agreement, and any New Leases entered into between the date hereof and the Closing Date in accordance with Article 20 hereof, provided, “Leases” shall not include any subleases, subtenancies, sub-concessions, sublicenses or sub-occupancies affecting the Property.

“Personal Property” shall mean the aggregate of the following, if any:

(i) Seller’s right, title and interest, if any, in and to all site plans, architectural renderings, plans and specifications, engineering plans, as-built drawings, floor plans and other similar plans or diagrams, if any, which (a) relate to the Real Property and (b) are in Seller’s or its property manager’s possession;

(ii) Seller’s right, title and interest, if any, in and to all licenses, permits, warranties, guaranties, indemnities, and bonds, which (a) relate exclusively to, or are used exclusively in, the Property or to any other personal property to which Seller has sole title and (b) are assignable by Seller to Purchaser (the “Permits”); and

(iii) All equipment, appliances, tools, machinery, supplies, building materials and other similar personal property which are (a) owned by Seller as of the date of this Agreement and (b) attached to, appurtenant to, or located at the Property and used in the day-to-day operation or maintenance of the Property, but expressly excluding the Fixtures and any and all personal property owned by any property manager, tenants in possession, public or private utilities licensees or contractors. Notwithstanding the foregoing, “Personal Property” expressly excludes, and Seller shall not be required to convey, and Purchaser shall not be entitled to receive, any items containing the logo of Seller or any of Seller’s affiliates, or any computer programs, software and documentation thereof, electronic data processing systems, program specifications, source codes, logs, input data and report layouts and forms, record file layouts, diagrams, functional specifications and variable descriptions, flow charts and other related materials (collectively, “Operational Systems”).

“Premises” shall mean the Property, the Fixtures and the Personal Property.

“Property” shall mean the Land and the Building.

“Recognition Agreement” means, with respect to any sublease, license or other occupancy agreement under any Lease, an agreement to which Seller is a party or, to Seller’s knowledge, to which a predecessor Owner is a party, to the effect that if the applicable Lease terminates during the term of such sublease, license or other occupancy agreement for any reason other than by reason of the occurrence of a fire or other casualty, or a condemnation, or the Tenant’s exercising the Tenant’s right to terminate the applicable Lease in accordance with the express terms of the applicable Lease, then (i) Seller will not evict such subtenant, licensee or other occupant, disturb such subtenant’s, licensee’s or other occupant’s possession or terminate or disturb such subtenant’s, licensee’s or other occupant’s occupancy of the space that such sublease, license or other occupancy agreement demises, and will recognize such subtenant, licenses or other occupant as the direct tenant of Seller, subject to and in accordance with the terms and conditions of such agreement, and (ii) such subtenant, licensee, or other occupant will

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recognize Seller as such subtenant’s direct landlord, subject to and in accordance with the terms and conditions of such agreement.

“Relevant Environmental Laws” shall mean any and all laws, rules, regulations, orders and directives, whether federal, state or local, applicable to the Premises or any part thereof with respect to the environmental condition of the Premises, and any activities conducted on or at the Premises, including by way of example and not limitation: (i) Hazardous Materials; (ii) air emissions, water discharges, noise emissions and any other environmental, health or safety matter; (iii) the existence of any underground storage tanks that contained or contain Hazardous Materials; and (vi) the existence of PCB contained electrical equipment.

“Required Estoppel Tenants” shall mean Macy’s Inc., Primedia, Inc., Advance Magazine Publishers Inc., Fifth & Pacific Companies, Inc. and Mizuho Capital Markets Corporation.

“Security Deposits” (each individually, a “Security Deposit”) shall mean all refundable deposits actually held by Seller under Leases as of the date hereof (including, without limitation, those security deposits held in the form of cash and those that are letters of credit), subject, however, to any draw down, application and/or retention after the date hereof in accordance with the applicable Lease and the terms of this Agreement.

“Service Contracts” shall mean any management, service, maintenance, telecommunications, information service and collective bargaining and other agreements relating to the Premises or the operation thereof or other agreements of similar nature, together with all modifications and amendments thereof and supplements thereto.

“Surviving Contracts” shall mean (i) the Service Contracts listed on Exhibit 1(C) annexed hereto and made a part hereof and (ii) any Service Contracts entered into by Seller after the date hereof in accordance with Article 20 hereof which will not be terminated at or prior to the Closing in accordance with the terms hereof.

“Tenants” (each individually, a “Tenant”) shall mean the tenants, licensees or other occupants occupying space in the Building pursuant to and as a party to the Leases.

“Title Insurer” shall mean First American Title Insurance Company (it being understood, however, that Royal Abstract of New York LLC and National Land Tenure shall each be a co-insurer as to a ten percent (10%) share each).

B. Certain References.

(i) The use of the masculine gender in this Agreement shall be deemed to refer to the feminine gender and the use of the singular shall be deemed to refer to the plural and vice versa whenever the context so requires.

(ii) The terms “herein,” “hereof” or “hereunder,” or similar terms used in this Agreement, refer to this entire Agreement and not to the particular provision in which the terms are used, unless the context otherwise requires.

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(iii) Whenever in this Agreement the term “including” is used, it shall be deemed to mean “including without limitation,” unless expressly provided otherwise.

(iv) Whenever in this Agreement the term “not be unreasonably withheld” or similar terms are used, it shall be deemed to mean “not unreasonably withheld, conditioned or delayed,” whether or not so stated.

(v) As used in this Agreement, the term “business day” shall mean every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays and all days on which commercial banks in New York State are required by law to be closed.

(vi) If any deadline for the performance of an obligation or the exercise of a right allocable to either party under this Agreement falls on a date that is not a business day, the deadline will be postponed to the next business day.

2.        Sale and Purchase. In consideration of, and upon and subject to, the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the Property and all of Seller’s right, title and interest in and to the Fixtures, the Personal Property, the Leases, the Security Deposits and the Surviving Contracts. Seller and Purchaser agree that the Personal Property included in this sale, if any, is negligible and that no portion of the Purchase Price (as hereinafter defined) is attributable to the Personal Property included in this sale.

3.        Purchase Price. The purchase price for the Premises (the “Purchase Price”) is Five Hundred Twenty Eight Million Six Hundred Thousand Dollars ($528,600,000), payable as follows:

(i) Thirty Million Dollars ($30,000,000) (together with any interest earned thereon, the “Deposit”) on the date hereof to Escrow Agent, by wire transfer of immediately available federal funds to an account designated by Escrow Agent, which Deposit shall be non-refundable to Purchaser except as expressly set forth herein and which shall be held by Escrow Agent pursuant to and in accordance with the provisions of Article 19 of this Agreement; and

(ii) subject to the apportionments and other credits provided for in this Agreement, the balance of the Purchase Price, together with all other amounts to be paid by Purchaser pursuant to this Agreement, not later than 5:00 pm Eastern time one (1) business day prior to the Closing Date (it being understood, however, that Purchaser shall use commercially reasonable efforts to pay such amounts not later than 2:00 pm Eastern time one (1) business day prior to the Closing Date) by wire transfer of immediately available federal funds to Escrow Agent. Seller and Purchaser agree that any interest earned on the Deposit shall be credited to the Purchase Price upon the Closing, or shall be delivered to the party receiving the Deposit if this Agreement is terminated before Closing.

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4.        Condition of Title. The Premises shall be sold, and title thereto conveyed, subject only to the provisions of Article 13 hereof and to the following matters (collectively, the “Permitted Exceptions”):

(i) The matters set forth in Schedule B of that certain Report of Title issued by Title Insurer with an effective date of September 16, 2013 under Title No. 3020-635447 (the “Commitment”) other than those items listed on Exhibit 4(A)(i);

(ii) The Leases;

(iii) All Violations (as hereinafter defined);

(iv) All present and future zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any;

(v) Liens, encumbrances, violations and defects (including, without limitation, any mechanics and/or materialmen’s lien or any judgment arising as a result thereof), removal of which is an obligation of a Tenant;

(vi) All presently existing and future liens for unpaid real estate taxes and assessments (including any assessments of a business improvement district (“BID taxes”)) and water and sewer charges not due and payable as of the date of the Closing, subject to adjustment as hereinbelow provided;

(vii) All covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property which are either (a) presently existing or (b) granted to a public utility in the ordinary course, provided that the same shall not prevent the use of the Property for its current use;

(viii) State of facts shown on or by survey prepared by Earl B. Lovell – S.P. Belcher, Inc., dated March 17, 1979, last updated by visual examination by Earl B. Lovell – S.P. Belcher, Inc. on August 2, 2012, and any additional facts which would be shown on or by an accurate update thereof (collectively, “Facts”), provided that, solely with respect to such additional Facts, the same shall not prevent the use of the Property for its current use;

(ix) The Surviving Contracts (including, without limitation, the CBAs);

(x) Consents by any former owner of the Land for the erection of any structure or structures on, under or above any street or streets on which the Land may abut;

(xi) Possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if

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any, on, under or above any street or highway, the Building, or any adjoining property, provided that the same shall not prevent the use of the Premises for its current use;

(xii) Variations between tax lot lines and lines of record title;

(xiii) Standard exclusions from coverage contained in the ALTA form of owner’s title insurance policy;

(xiv) Any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens entered into by Seller, or arising from, any financing statements filed on a day more than five (5) years prior to the Closing, and any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens filed against property no longer contained in the Premises, provided that in either case the Title Insurer shall remove each of them as exceptions from the title insurance policy to be issued to Purchaser at Closing;

(xv) Any lien or encumbrance arising out of the acts or omissions of Purchaser;

(xvi) Any other matter which the Title Insurer may raise as an exception to title, provided the Title Insurer will omit such matter as an exception from the title insurance policy to be issued to Purchaser at Closing and no prohibition of a present use or maintenance of the Premises will result therefrom, as may be applicable;

(xvii) Any encumbrance that will be extinguished upon conveyance of the Premises to Purchaser, provided that the Title Insurer shall remove the same as an exception from the title insurance policy to be issued to Purchaser at Closing; and

(xviii) Any other matter which, pursuant to the terms of this Agreement, is a permitted condition of the transaction contemplated by this Agreement.

5.        Closing.

A. The “Closing” shall mean the consummation of each of the actions set forth in Article 8 of this Agreement, or the waiver of such action by the party in whose favor such action is intended, and the satisfaction of each condition precedent to the Closing set forth in Article 9 and elsewhere in this Agreement, or the waiver of such condition precedent by the party intended to be benefited thereby. The Closing shall take place commencing at 10:00 a.m., with the Purchase Price deposited with Escrow Agent no later than 5:00 P.M. Eastern time one (1) business day prior to the Closing (it being understood, however, that Purchaser shall use commercially reasonable efforts to deposit the Purchase Price with Escrow Agent no later than 2:00 pm Eastern time one (1) business day prior to the Closing), on the date that is thirty (30) days after the date of this Agreement (as the same may be adjourned by Seller or Purchaser pursuant to the terms of this Agreement, the “Scheduled Closing Date”, and the date upon which the Closing occurs, the “Closing Date”). Purchaser shall be entitled to one (1) adjournment of the Scheduled Closing Date for a period not to exceed five (5) days, which adjournment shall be made upon not less than one (1) business day prior written notice to Seller. TIME SHALL BE OF THE ESSENCE as to Purchaser’s obligations hereunder to consummate the Closing on the Scheduled Closing Date, subject, however, to any adjournment of the

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Scheduled Closing Date by Seller or Purchaser in accordance with the terms hereof. The Closing shall take place at (i) the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York or such other place which the parties shall mutually agree.

B. Notwithstanding the foregoing, Seller may adjourn the Closing Date for up to sixty (60) days in the aggregate with all other adjournments by Seller under this Agreement to defease the loan currently secured by the Property by providing written notice thereof to Purchaser no later than three (3) business days prior to the then-scheduled Closing Date.

6.        Violations. The Premises are sold, and Purchaser shall accept same, subject to any and all violations of law, rules, regulations, ordinances, orders or requirements noted in or issued by any Federal, state, county, municipal or other department or governmental agency having jurisdiction against or affecting the Premises or the Property whenever noted or issued (collectively, “Violations”) and any conditions which could give rise to any Violations. Seller shall have no obligation to cure or remove any Violations, except that Seller shall be responsible for any monetary penalties, fees or fines (and the interest on each, if any) imposed on Seller or the Property on or before the Closing in connection with any Violations.

7.        Apportionments.

A. The following shall be apportioned between Seller and Purchaser at the Closing with respect to the Premises as of 11:59 p.m. of the day immediately preceding the Closing Date, and the net amount thereof either shall be paid by Purchaser to Seller or credited to Purchaser, as the case may be, at the Closing (or thereafter, pursuant to the terms hereof):

(i) Real property taxes and assessments (or installments thereof), BID taxes, vault charges and any other governmental taxes, charges or assessments levied or assessed against the Premises, except those required by Leases to be paid by a Tenant directly to the entity imposing same;

(ii) Water rates and charges, except those required by Leases to be paid by a Tenant directly to the entity imposing same;

(iii) Sewer taxes and rents, except those required by Leases to be paid by a Tenant directly to the entity imposing same (collectively with the items described in the immediately preceding clauses (i) and (ii), “Property Taxes”);

(iv) Permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto are transferred to Purchaser;

(v) Fuel, if any, at the cost per gallon most recently charged to Seller as of the Closing Date, based on the supplier’s measurements thereof, plus sales taxes thereon, which measurements shall be given by Seller to Purchaser as close to the Closing Date as is reasonably practicable (but in no event more than two (2) Business Days prior to Closing), and which, absent manifest error, shall be conclusive and binding on the Seller and Purchaser, except those required by Leases to be paid by a Tenant directly to the entity imposing same;

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(vi) Deposits on account with any utility company servicing the Premises to the extent transferred to Purchaser shall not be apportioned, and Seller shall receive a credit in the full amount thereof (including accrued interest thereon, if any);

(vii) Rents (as hereinafter defined), if, as and when collected, in accordance with Section 7(F) hereof;

(viii) Leasing Costs (as hereinafter defined), in accordance with Section 20(B) hereof;

(ix) Payments due under any Surviving Contracts;

(x) Wages and fringe benefits (including, without limitation, vacation pay, sick days, health, welfare, pension and disability benefits) and other compensation payable to all Employees (other than and not including pension withdrawal liability, which is addressed in Article 11 hereof); and

(xi) All other items customarily apportioned in connection with the sale of similar properties similarly located.

B. Apportionment of Property Taxes shall be made on the basis of the fiscal year for which assessed. If the Closing Date shall occur before an assessment is made or a tax rate is fixed with respect to Property Taxes for the tax period in which the Closing Date occurs, apportionment for any item not yet fixed shall be made on the basis of the Property Tax rate for the preceding year applied to the latest assessed valuation. After the tax rate for Property Taxes is finally fixed, Seller and Purchaser shall promptly make a recalculation of the apportionment of same after the Closing, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based upon such recalculation.

C. Any unpaid amounts due in respect of Property Taxes which Seller is obligated to pay and discharge, with interest and penalties thereon (if any) to the Closing Date may, at Seller’s option, be allowed to Purchaser out of the balance of the Purchase Price, provided that official bills therefor with interest and penalties thereon (if any) are furnished by Seller at the Closing and provided that the Title Insurer will omit same as exceptions from Purchaser’s title insurance policy, at no additional cost or expense to Purchaser.

D. If any refund of Property Taxes is made after the Closing Date covering a period prior to and/or after the Closing Date, the same shall be applied first to the reasonable out-of-pocket costs incurred by Seller or Purchaser, as the case may be, in obtaining same and the balance, if any, of such refund shall, to the extent received by Purchaser, be paid to Seller to the extent that any portion thereof is attributable to the period prior to the Closing Date and, to the extent received by Seller, be paid to Purchaser to the extent that any portion thereof is attributable to the period commencing on the Closing Date. Any payment to Seller pursuant to the immediately preceding sentence shall be net of any amount payable to a Tenant in accordance with its Lease (and any payment to Purchaser by Seller pursuant to the immediately preceding sentence shall include (without double counting) any amount payable to a Tenant in accordance with its Lease, and Purchaser shall promptly pay any such amounts received by

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Purchaser from Seller to the extent owing to such Tenant pursuant to its Lease. Purchaser hereby agrees to indemnify, defend and hold harmless Seller against any claims, losses, costs and expenses incurred by Seller to the extent resulting from Purchaser’s failure to remit such amount payable to such Tenant pursuant to its Lease promptly after receipt thereof from Seller by Purchaser (including, without limitation, any reasonable attorneys’ fees, disbursements and court costs). Purchaser’s indemnification obligations hereunder shall survive the Closing and delivery of the Deed.

E. If there are meters measuring water consumption or sewer usage at the Property (other than meters measuring water consumption or sewer usage for which a Tenant is obligated to pay under its Lease directly to the taxing authority or utility), Seller shall attempt to obtain readings to a date not more than thirty (30) days prior to the Closing Date, and apportionment for water rates and charges and sewer taxes and rents shall be made based on such reading. If such readings are not obtained (and if such readings are obtained, then with respect to any period between such reading and the Closing Date), water rates and charges and sewer taxes and rents, if any, shall be apportioned based upon the last meter readings, subject to reapportionment when readings for the relevant period are obtained after the Closing Date, and the parties shall, within five (5) business days following notice of the determination of such actual reading, make an appropriate payment to the other based upon such recalculation. Charges for all electricity, steam, gas and other utility services (collectively, “Utilities”) shall be billed to Seller’s account up to the Closing Date and, from and after the Closing Date, all Utilities shall be billed to Purchaser’s account. If for any reason such changeover in billing is not practicable as of the Closing Date as to any Utility, such Utility shall be apportioned on the basis of actual current readings (which shall be made no more than thirty (30) days prior to the Closing Date). If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within five (5) business days following notice of the determination of such actual reading, readjust such apportionment and make an appropriate payment to the other based upon such recalculation. If any of the Tenants pay electric charges based on a submeter for their electric consumption, then Seller shall cause any such submeter to be read as close as possible to the Closing Date and upon completion of such reading, Seller shall bill each such Tenant electric charges, based on such reading. At the Closing, Seller shall provide the Purchaser with documentation as to any such readings and billings for submetered electric charges.

F. To the extent that Seller or Purchaser receives Rents after the Closing Date, the same shall be held in trust by Seller or Purchaser, as the case may be, and shall be applied in the order of priority set forth in this Section 7(F).

(i) The following terms shall be as defined herein: “Base Rents”: fixed rent, and other amounts of a fixed nature (which may include, without limitation, electric inclusion and supplemental water, HVAC and condenser water charges paid or payable by Tenants); “Overage Rents”: a percentage of the Tenant’s business during a specified annual or other period (sometimes referred to as “percentage rent”), so-called “escalation rent”, and additional rent based upon increases in or otherwise attributable to real estate and BID taxes, operating expenses, utility costs, a cost of living index or porter’s wages or otherwise, but which shall in no event include Reimbursable Payments (as hereinafter defined); “Reimbursable Payments”:

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overtime heat, air conditioning or other utilities or services; freight elevator; electric inclusion and adjustments related to electric usage (such as rate and/or fuel adjustments and survey); submetered electric; supplemental water, HVAC, and condenser water charges; services or repairs, and labor costs associated therewith, to the extent to which a Tenant is obligated to reimburse the landlord under its Lease or for which a Tenant has separately contracted with Seller or its agent; true-ups on account of escalation and/or additional rent for years prior to the year in which the Closing occurs; amounts payable for above standard cleaning; and all other items which are payable to Seller as reimbursement or payment for above standard or overtime services (but which amounts shall not be treated as Reimbursable Payments if already included in a Tenant’s Base Rents); and “Rents”: all amounts due and owing from Tenants, however characterized, including, without limitation, Base Rents, Overage Rents and Reimbursable Payments.

(ii) Base Rents and Overage Rents shall be adjusted and prorated on an as, if and when collected basis. Base Rents and Overage Rents collected by Purchaser or Seller after the Closing from any Tenant who owes any such amounts for periods prior to the Closing shall be applied in the following order: (a) first, in payment of such amounts owed by such Tenant for the month in which the Closing occurs, (b) second, in payment of such amounts owed by such Tenant (if any) for periods after the month in which the Closing occurs, (c) third, in payment of such amounts owed by such Tenant (if any) for any periods prior to the month in which the Closing occurs, and (d) fourth, the balance, if any, to Purchaser. Each such amount, less any third party costs of collection (including reasonable attorneys’ fees and expenses) reasonably allocable thereto, shall be paid over as provided above, and the party who receives any such amount shall promptly pay over to the other party any portion thereof to which it is so entitled.

(iii) Reimbursable Payments shall not be apportioned or adjusted to the extent they relate to a period of time prior to the Closing Date. Reimbursable Payments incurred and which relate to a period of time prior to the Closing Date shall belong in their entirety to Seller, and shall be retained by Seller, and/or paid over to Seller by Purchaser, as applicable, on an as, if and when collected basis. To the extent a payment is made by a Tenant to Purchaser after the Closing Date which is specifically designated as being on account of one or more Reimbursable Payments due to Seller, by reference to a charge, invoice number or otherwise, or is of an amount which is equal to one or more Reimbursable Payments due to Seller, then same shall be treated as a Reimbursable Payment which relates to a period of time prior to the Closing Date, and shall be paid over to Seller promptly upon receipt thereof.

(iv) Purchaser shall bill Tenants who owe Rents for periods prior to the Closing on a monthly basis for a period of six (6) consecutive months following the Closing and shall use commercially reasonable efforts to collect such past due Rents (which efforts shall include, but not be limited to, including such amounts in Purchaser’s invoices and notices for such period of six (6) months) but Purchaser shall have no liability for the failure to collect any such amounts and shall not be required to conduct eviction proceedings or take any other legal action to enforce collection of any such amounts owed to Seller by Tenants, provided, however, if Purchaser in fact commences any such action or proceeding, the amount sought shall include all Rents unpaid for the period prior to the Closing. If Purchaser shall fail to collect such past due Rents after such six (6) month period, then Seller shall have the right to pursue such Tenants

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to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits); provided, however, that in no event shall Seller have the right to terminate, or cause the termination of, the Lease of any such Tenants. Any sums collected by Seller after the Closing on account of Rents (less any out-of-pocket costs and expenses (including reasonable counsel fees) incurred by Seller in the collection thereof) shall be promptly turned over to Purchaser without offset or deduction for application by Purchaser in accordance with this Agreement.

(v) Purchaser shall (a) promptly render bills to the applicable Tenants for any Overage Rent in respect of a period that shall have expired prior to the Closing but which is payable after the Closing, (b) bill Tenants for any such Overage Rent on a monthly basis for a period of six (6) consecutive months thereafter and (c) use commercially reasonable efforts to collect such Overage Rent (which efforts shall include, but not be limited to, including such amounts in Purchaser’s invoices and notices for such period of six (6) months), but Purchaser shall have no liability for the failure to collect any such amounts and shall not be required to conduct eviction proceedings or take any other legal action to enforce collection of any such amounts owed to Seller by Tenants, provided, however, if Purchaser in fact commences any such action or proceeding, the amount sought shall include all Rents unpaid for the period prior to the Closing. If Purchaser shall be unable to collect such Overage Rent after such six (6) month period, then Seller shall have the right to pursue Tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits); provided, however, that in no event shall Seller have the right to terminate, or cause the termination of, the Lease of any such Tenants. Any sums collected by Seller after the Closing on account of Rents (less any out-of-pocket costs and expenses (including reasonable counsel fees) incurred by Seller in the collection thereof) shall be promptly turned over to Purchaser without offset or deduction for application by Purchaser in accordance with this Agreement. From and after the Closing, Seller may furnish to Purchaser calculations of the amounts due from Tenants on account of Overage Rent for periods prior to the Closing, and such other information relating to the period prior to the Closing as is reasonably necessary for the billing of any such Overage Rent. Purchaser shall bill such Tenants for Overage Rent for periods prior to the Closing in accordance with and on the basis of such information furnished by Seller. Purchaser shall deliver to Seller, concurrently with the delivery to such Tenants, copies of all statements delivered to Tenants relating to Overage Rent for periods prior to the Closing.

(vi) Overage Rent for the calendar year in which the Closing occurs shall be apportioned between Seller and Purchaser using a percentage derived by dividing the total operating expenses incurred for those operating expenses (or Property Taxes, as the case may be) which are used by Seller in determining the operating expense pool for the calendar year in question consistent with the terms of the applicable Leases over each parties’ actual expenses incurred for such operating expenses (or Property Taxes, as the case may be). Seller shall be entitled to receive the proportion of such Overage Rent (less a like portion of any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in the collection of such Overage Rent) that the portion of the actual expenses incurred for operating expenses (or Property Taxes, as the case may be) for the calendar year in question by Seller bears to the entire operating expenses (or Property Taxes, as the case may be) pool for the calendar year in question, and Purchaser shall be entitled to receive the proportion of such Overage Rent (less a

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like portion of any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in the collection of such Overage Rent) that the portion of the actual expenses incurred for operating expenses (or Property Taxes, as the case may be) for the calendar year in question by Purchaser bears to the entire operating expenses (or Property Taxes, as the case may be) pool for the calendar year in question. If, prior to the Closing, Seller shall receive any installment of Overage Rent attributable to Overage Rent for periods from and after the Closing, such sum shall be apportioned at the Closing. If, after the Closing, Purchaser shall receive any installment of Overage Rent attributable to Overage Rent for periods prior to the Closing, such sum (less any out-of-pocket costs and expenses (including reasonable counsel fees) incurred by Purchaser in the collection of such Overage Rent) shall be promptly applied in accordance with the terms of this Agreement.

(vii) To the extent that any payment on account of Overage Rent for a period prior to the Closing Date is required to be paid periodically by Tenants for any calendar year (or, if applicable, any lease year or any other applicable accounting period), and at the end of such calendar year (or lease year or other applicable accounting period, as the case may be) such estimated amounts are required to be recalculated based upon the actual expenses, taxes or other relevant factors for that calendar year (or lease year or other applicable accounting period, as the case may be), then Purchaser agrees (with respect to the calendar year, lease year or other applicable accounting period in which the Closing occurs) to so recalculate same, subject to Seller’s review and reasonable approval of such recalculation and to bill such Tenants for all amounts due from such Tenants on account therefor, within six (6) months after the end of such calendar year (or lease year or other applicable accounting period, as the case may be). At the time(s) of final calculation and collection from (or refund to) each Tenant of the amounts in reconciliation of actual Overage Rent, there shall be a re-proration between Seller and Purchaser in accordance with this Agreement and Seller and Purchaser shall each be entitled to (or responsible for, as the case may be) the amounts attributable to such party’s period of ownership of the Premises, provided that Seller shall have no liability for amounts due to Tenants to the extent that Purchaser shall have failed to obtain Seller’s prior approval of any such recalculation and Seller is prejudiced by such failure. Any amounts owed to a Tenant in possession as of the Closing Date for which Seller is responsible pursuant to the immediately preceding sentence shall be delivered by Seller to Purchaser within ten (10) business days following demand, which payment to such Tenant shall be forwarded promptly by Purchaser to such Tenant. Purchaser shall indemnify, defend and hold Seller harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Seller to the extent resulting from Purchaser failing to pay over to any Tenant in possession as of the Closing Date any amount paid by Seller to Purchaser for the benefit of any Tenant on account of Overage Rent. Seller, on or prior to the Closing, shall send statements of the reconciliations with the Tenants for Overage Rent for calendar year 2012 and, upon Purchaser’s request, the calendar years 2011 and 2010, and, to the extent any such Tenant overpaid such Overage Rent, Seller shall, on or prior to the Closing, refund any such overpayment of Overage Rent to each such applicable Tenant. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Purchaser to the extent

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resulting from Seller’s failure to refund any overpayment of Overage Rent due by Seller to any Tenant for any time period prior to the Closing.

(viii) For the period commencing on the Closing Date and ending on the date that is the earlier to occur of (i) the one (1) year anniversary of the Closing Date, and (ii) the day that all amounts required to be paid to Seller by Purchaser pursuant to this Section 7(F) shall have been paid in full, if Purchaser collects from a Tenant any arrears in Base Rents and/or Overage Rent owed to Seller, Purchaser shall furnish to Seller a reasonably detailed monthly accounting of cash receipts from Tenants (accompanied by aged receivable reports), which accounting shall be delivered to Seller for each such applicable month, within twenty (20) days after the end thereof. Seller and Purchaser and their representatives shall each have the right from time to time, for a period of one (1) year following the Closing, on reasonable prior notice to the other party, during ordinary business hours on business days, but in no event more than three (3) times during such period of one (1) year, to review each other’s rental records and operating expense costs with respect to the Premises to ascertain the accuracy of any such accountings during Seller’s and Purchaser’s respective periods of ownership of the Premises.

(ix) If any adjustment or apportionment is miscalculated at the Closing, or the complete and final information necessary for any adjustment is unavailable at the Closing, the affected adjustment shall be calculated after the Closing. The provisions of this Section 7 shall survive the Closing for a period of one (1) year.

8.        Closing Deliveries.

A. At the Closing, Seller shall deliver to Purchaser, executed and acknowledged, as applicable:

(i) A deed, in the form attached hereto as Exhibit 8(A)(i), and made a part hereof (“Deed”);

(ii) A general bill of sale for the Personal Property, in the form of Exhibit 8(A)(ii);

(iii) An assignment and assumption of leases in the form of Exhibit 8(A)(iii) (the “Assignment of Leases”);

(iv) An assignment and assumption of Surviving Contracts in the form of Exhibit 8(A)(iv) (the “Assignment of Contracts”) which shall not include CBAs;

(v) (a) The unapplied cash Security Deposits under Leases then then actually held by Seller (together with accrued interest thereon, if any) by payment of the aggregate amount thereof to Purchaser or a credit to Purchaser against the Purchase Price, at Seller’s option.

      (b) If one or more Security Deposit is wholly or partially comprised of a letter of credit (collectively, the “Letters of Credit”), Seller shall use commercially reasonable efforts to transfer (or cause to be transferred) the Letters of Credit to Purchaser as of the Closing

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Date, any cost and expense of which Purchaser shall pay, and, on the Closing Date, Seller shall deliver (or cause to be delivered) to Purchaser all original Letters of Credit, with all amendments thereto, actually held by Seller. As to those Letters of Credit which are not transferred to Purchaser at Closing (collectively, the “Non-Transferable Letters of Credit”), Seller and Purchaser shall reasonably cooperate with each other following the Closing so as to transfer the same to Purchaser and cause Purchaser to be the beneficiary thereunder or to obtain a replacement letter of credit showing Purchaser as the beneficiary thereunder. Until the Non-Transferable Letters of Credit shall be transferred to Purchaser or replaced, as aforesaid, Purchaser shall hold the same, but upon request may deliver the same to Seller (if necessary), who shall then draw upon the same and deliver the proceeds to Purchaser or return the same to the applicable Tenant, in each case upon Purchaser’s written instruction. Seller shall also deliver to Purchaser at Closing such documentation, including, without limitation, sight drafts executed in blank, as Purchaser shall reasonably require in connection with drawing under the Non-Transferable Letters of Credit in Seller’s name. Purchaser shall indemnify and hold Seller harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Seller to the extent resulting from Seller taking any steps pursuant to a request of Purchaser, including drawing, or seeking to draw, on any Tenant’s Security Deposit. The provisions of this Section 8(A)(v)(b) shall survive the Closing.

(vi) Executed original counterparts of all Leases and Surviving Contracts, or copies thereof to the extent executed original counterparts are not in Seller’s or its property manager’s possession;

(vii) A certification of nonforeign status, in form required by Internal Revenue Code Section 1445 and the regulations issued thereunder in the form of Exhibit 8(A)(vii);

(viii) Notice letters to the Tenants, in the form of Exhibit 8(A)(viii) (the “Tenant Notice Letters”), to be prepared by Purchaser;

(ix) Notice letters to contractors under Surviving Contracts, in the form of Exhibit 8(A)(ix) (the “Contractor Notice Letters”), to be prepared by Purchaser;

(x) The Estoppels (as hereinafter defined), including any applicable Seller Certificate (as hereinafter defined), required to be delivered under Article 10 hereof;

(xi) A Real Property Transfer Tax Return with respect to the New York City Real Property Transfer Tax (the “RPT Form”);

(xii) A New York State Real Estate Transfer Tax Return and Credit Line Mortgage Certificate with respect to the New York State Real Estate Transfer Tax (the “Form TP-584”);

(xiii) A New York State Real Property Transfer Report Form RP-5217 NYC (the “RP-5217”);

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(xiv) A Department of Housing Preservation and Development Affidavit in Lieu of Registration Statement;

(xv) Evidence of authority, good standing (if applicable) and due authorization of Seller to enter into the within transaction and to perform all of its obligations hereunder, including, without limitation, the execution and delivery of all of the closing documents required by this Agreement, and setting forth such additional facts, if any, as may be needed to show that the transaction is duly authorized and is in conformity with Seller’s organizational documents and applicable laws and to enable the Title Insurer to omit all exceptions regarding Seller’s standing, authority and authorization;

(xvi) An assignment and assumption of CBAs in the form of Exhibit 8(A)(xvi) (the “Assignment of CBAs”);

(xvii) To the extent in Seller’s or its property manager’s possession or control, those transferable licenses and permits, authorizations and approvals pertaining to the Premises which are not posted at the Premises, provided that such items shall be deemed delivered if maintained at the Property or at the on-site management office;

(xviii) A title affidavit in substantially the form attached hereto as Exhibit 8(A)(xvii) (the “Title Affidavit”);

(xix) To the extent in Seller’s or its property manager’s possession or control, all transferrable guarantees and warranties which Seller has received in connection with any work or services performed or equipment installed in and improvements erected on the Premises (it being understood that, for the purposes of this clause (xix), “control” shall mean within Seller’s ability to obtain);

(xx) A Form 1099-S Statement for Recipient of Proceeds from Real Estate Transaction;

(xxi) The master lease agreement with respect to the entire second (2nd) floor in the Building in the form attached hereto as Exhibit xxi (the “Master Lease”);

(xxii) A closing statement (the “Closing Statement”);

(xxiii) Keys and combinations to locks at the Property in the possession or control of Seller or its property manager, provided that such items shall be deemed delivered if maintained at the Property or at the on-site management office; and

(xxiv) Such other instruments or documents which (a) by the terms of this Agreement are required to be delivered by Seller at the Closing or (b) that may be reasonably required by Title Insurer to effect the consummation of the transactions which are the subject of this Agreement; provided, however, in no event shall Seller be required to provide any indemnities to the Title Company or any other Person in such other instruments or documents.

B. At or prior to the Closing, Purchaser shall deliver to Seller, executed and acknowledged, as applicable:

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(i) The balance of the Purchase Price (i.e., the Purchase Price, less the Deposit) and all other amounts payable by Purchaser to Seller at the Closing pursuant to this Agreement as adjusted for apportionments hereunder, which shall be delivered to Escrow Agent no later than 5:00 p.m. one (1) business day prior to the Closing;

(ii) The Assignment of Leases;

(iii) The Assignment of Contracts;

(iv) The Tenant Notice Letters;

(v) The Contractor Notice Letters;

(vi) The RPT Form;

(vii) The RP-5217;

(viii) The Form TP-584;

(ix) The Assignment of CBAs;

(x) Evidence of authority, good standing (if applicable) and due authorization of Purchaser to enter into the within transaction and to perform all of its obligations hereunder, including, without limitation, the execution and delivery of all of the closing documents required by this Agreement, and setting forth such additional facts, if any, as may be needed to show that the transaction is duly authorized and is in conformity with Purchaser’s organizational documents and applicable laws;

(xi) The Closing Statement; and

(xii) Such other instruments or documents which by the terms of this Agreement are required to be delivered by Purchaser at Closing or that may be reasonably required by Title Insurer to effect the consummation of the transactions which are the subject of this Agreement.

C. Subject to Section 16(C) hereof, the acceptance of the Deed by Purchaser shall be deemed to be full performance and discharge of any and all obligations on the part of Seller to be performed pursuant to the provisions of this Agreement, except where such agreements and obligations are specifically stated to survive.

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9.        Conditions Precedent.

A. Seller’s obligations under this Agreement are subject to satisfaction of the following conditions precedent which may be waived in whole or in part by Seller, provided such waiver is in writing and signed by Seller on or before the Closing Date:

(i) Purchaser shall have paid or tendered payment of the Purchase Price pursuant to the terms hereof and the existing loan shall have been defeased or paid off by Seller or assumed by Purchaser, if applicable;

(ii) Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and items required to be delivered by Purchaser pursuant to this Agreement, including, without limitation, Article 8 hereof, which have been tendered thereto by Seller, and Purchaser shall have performed in all material respects all of its obligations hereunder to be performed on or before the Closing Date; and

(iii) All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date made and true and correct in all material respects as of the Closing Date as if then made.

B. Purchaser’s obligations under this Agreement are subject to the satisfaction of the following conditions precedent which may be waived in whole or in part by Purchaser, provided such waiver is in writing and signed by Purchaser on or before the Closing Date:

(i) Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents and items required to be delivered by Seller pursuant to this Agreement, including, without limitation, Article 8 hereof and Seller shall have performed in all material respects all of its obligations hereunder to be performed on or before the Closing Date;

(ii) Reserved.

(iii) Seller shall comply with Article 21 hereof; and

(iv) Subject to the other provisions of this Agreement, all of Seller’s representations and warranties made in this Agreement shall be true and correct as of the date made and true and correct in all material respects as of the Closing Date as if then made, other than those representations or warranties made as of a specific date, or with reference to previously dated materials, in which event such representations and warranties shall be true and correct as of the date thereof or as of the date of such materials, as applicable. For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances arising after the date hereof which pursuant to this Agreement are not prohibited to have occurred and did not arise by reason of a breach of any covenant made by Seller under this Agreement. The parties hereto acknowledge, agree and understand that nothing contained in this Section 9(B)(iv) shall relieve Seller of its obligation to

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comply with all covenants of Seller expressly set forth herein (including, without limitation, Seller’s obligations under Article 13 hereof).

C. Notwithstanding anything to the contrary contained in this Agreement, (i) Seller does not represent, warrant or guaranty that any Lease will be in force or effect at Closing, that any Tenant will continue to perform its obligations under its Lease or that any Tenant will not become the subject of bankruptcy proceedings and (ii) the existence of any default by a Tenant, the failure by a Tenant to perform its obligations under its Lease, the termination of any Lease prior to Closing by reason of the Tenant’s default thereunder (if terminated in accordance with the provisions of this Agreement) or the existence of bankruptcy proceedings pertaining to any Tenant shall not affect Purchaser’s obligations hereunder in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

10.        Estoppel Certificates.

A. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser estoppel certificates (individually, an “Estoppel” and, collectively, the “Estoppels”) from each of the Tenants. Each Estoppel shall either (i) be substantially in the form attached hereto as Exhibit 10-1 and made a part hereof, it being agreed that the inclusion of qualifications as to knowledge shall not cause the Estoppel to be non-compliant, or (ii) be on such other form as may be provided by the applicable Tenant, provided that it certifies in all material respects to the matters contained in Exhibit 10-1; or (iii) in the event that a Lease provides for the form or content of an Estoppel that such Tenant shall be required to deliver, then such Tenant’s estoppel may be in such form or contain only those matters as an estoppel is required to address pursuant to such Lease, without giving effect to any requirement regarding “additional information reasonably requested by the lessor” or words of similar import, or (iv) with respect to the Estoppel from Macy’s, Inc., be substantially in the form of the estoppel delivered to Seller by Macy’s, Inc. when Seller acquired the Property, which estoppel is attached hereto as Exhibit 10-2. Each Estoppel satisfying the above requirements is referred to herein as a “Confirming Estoppel”. In the event that Seller is unable to obtain Confirming Estoppels from each of the Tenants, then, provided that Seller has obtained Confirming Estoppels from each of the Required Estoppel Tenants, Seller may, at its option, deliver one or more certificates in lieu thereof in substantially the same form as the form of Estoppel attached hereto as Exhibit 10-1 (each, a “Seller Certificate”) with respect any one or more of the remaining Tenants such that Purchaser shall have received (a) Confirming Estoppels from each of the Required Estoppel Tenants, (b) a Confirming Estoppel from, or a Seller Certificate with respect to, Citibank N.A., and (c) either Confirming Estoppels from, or Seller Certificates with respect to, a sufficient number of the remaining Tenants which, together with the Required Estoppel Tenants and Citibank, N.A., represent not less than eighty percent (80%) of the total leasable square footage at the Property, and Seller shall by virtue thereof be deemed to have fulfilled the conditions set forth in this Article 10 to deliver Confirming Estoppels. Seller’s liability under each Seller’s Certificate shall expire on the earlier to occur of (x) the date of delivery to Purchaser of a Confirming Estoppel covering the Tenant covered by the Seller’s Certificate which has been given, and (y) the end of the Survival Period. Seller’s failure to deliver (I) Confirming Estoppels from each of the Required Estoppel Tenants, (II) a Confirming Estoppel from, or a Seller Certificate with respect

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to, Citibank, N.A. and (III) either Confirming Estoppels from, or Seller Certificates with respect to, a sufficient number of the remaining Tenants which, including the Required Estoppel Tenants and Citibank, N.A., represents not less than eighty percent (80%) of the total leasable square footage at the Property, shall constitute a failure of a condition to Purchaser’s obligations hereunder and not a default by Seller, and Purchaser shall not be entitled to specific performance of such obligation of Seller to deliver such Confirming Estoppels and Purchaser’s sole remedy shall be to waive such failure or terminate this Agreement and receive a refund of the Deposit, together with any interest earned thereon. Claims of any Tenant set forth in any Estoppel shall not be deemed (alone or in combination with other matters), to cause such Estoppel not to be a Confirming Estoppel unless the facts underlying such claims: (i) constitute a material misrepresentation or default under this Agreement and (ii) result in damages, or are reasonably likely to result in damages, to Purchaser that equal or exceed the Floor (as hereinafter defined). An Estoppel shall be a Confirming Estoppel notwithstanding that such Estoppel may contain claims that are based on (i) facts disclosed in writing to Purchaser prior to Purchaser’s execution of this Agreement, (ii) an assertion by a Tenant that there are amounts due from Seller to such Tenant allocable to periods prior to the Closing and which, under the terms of this Agreement, Seller has agreed to pay or (iii) failure of the landlord to keep the Premises, the building systems or other improvements or equipment in good order and repair or to make required repairs or improvements thereto (it being agreed that Seller shall not be obligated to make any such repairs or improvements unless otherwise expressly set forth herein).

B. Seller shall request that Advance Magazine Publishers Inc. includes the following in its Estoppel (but the same shall not be a requirement for the Advance Magazine Publishers Inc.’s Estoppel hereunder): (i) confirmation of Advance Magazine Publishers Inc.’s real estate tax reimbursement obligations, (ii) Advance Magazine Publishers Inc.’s real estate tax base year, and (iii) confirmation that Advance Magazine Publishers Inc. does not have any claims against Seller relating to Advance Magazine Publisher Inc.’s real estate taxes (including, without limitation, Seller’s calculation of Advance Magazine Publisher Inc.’s real estate tax base year or real estate tax escalations).

C. Seller shall be entitled to one or more adjournments of the Closing Date, not to exceed sixty (60) days in the aggregate with all other adjournments by Seller under this Agreement, to obtain Confirming Estoppels.

D. In addition to the Required Estoppel Tenants, Seller shall request Estoppels from the balance of the Tenants (the “Non-Required Tenants”), but, subject to Section 10(C) hereof, a failure of any Non-Required Tenant to deliver an Estoppel shall not (i) constitute a failure of a condition to Purchaser’s obligations under this Agreement, (ii) be a default by Seller, and (iii) relieve Purchaser from any of its obligations under this Agreement. Seller shall provide to Purchaser, promptly upon receipt by Seller, a copy of each executed Estoppel received by Seller from Tenants after the date hereof.

11.        Employees.

A. Effective as of the Closing Date, Purchaser shall offer or cause its managing agent or a contractor to offer all Building employees (and any replacements thereof) who are employees employed subject to a CBA (the “Employees”) the same employment at the Building

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on the same terms and conditions as such Employees were employed immediately prior to the Closing. Purchaser shall be solely responsible for, and hereby assumes, all liabilities whatsoever with respect to, any and all (i) salaries (for the period from and after the Closing Date), (ii) benefits attributable to the period from and after the Closing Date payable to the Employees and all relevant benefit plan contributions, (iii) benefit continuation and/or severance payments relating to any Employee that may be payable upon any termination of employment of any such Employee from and after the Closing Date, and (iv) notices, payments, fines or assessments due pursuant to any laws, rules or regulations arising under federal, state or local jurisdiction or otherwise, with respect to the employment, discharge or layoff of Employees from and after the Closing Date, including, but not limited to, such liability as arises under the Worker Adjustment and Retraining Notification Act, Section 4980B of the Internal Revenue Code (COBRA) and any rules or regulations as have been issued in connection with any of the foregoing. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred or suffered as a result of any claim by any Employee (or other representative thereof, including, without limitation, the union or any fund trustee) that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA (as hereinafter defined), the Multi-Employer Pension Plan Amendments Act of 1980 (including, without limitation, any claim for pension plan withdrawal liability arising out of the transaction contemplated by this Agreement), the Displaced Building Service Workers Protection Act of the City of New York, and all other statutes or rules regulating the terms and conditions of employment), under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, arising or accruing out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) from and after the Closing Date. Seller shall, on or before the Closing, provide to Purchaser an updated list of Employees that is, to Seller’s actual knowledge, true, correct and complete. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred or suffered as a result of any claim by any Employee (or other representative thereof, including, without limitation, any union or any fund trustee) that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA (as hereinafter defined), the Multi-Employer Pension Plan Amendments Act of 1980 (including, without limitation, any claim for pension plan withdrawal liability not arising out of the transaction contemplated by this Agreement), the Displaced Building Service Workers Protection Act of the City of New York, and all other statutes or rules regulating the terms and conditions of employment), under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, arising or accruing out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to the Closing Date.

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B. The 2012 Commercial Building Agreement Between Local 32BJ Service Employees International Union and The Realty Advisory Board on Labor Relations, Inc. and the 2011 Engineer Agreement Between Realty Advisory Board on Labor Relations, Incorporated and Local 94-94A-94B International Union of Operating Engineers AFL-CIO, or the successor to such agreements in effect as of the Closing Date (the “CBAs”) shall each be deemed a Surviving Contract, and effective as of the Closing Date, Purchaser shall assume, observe, pay and perform all obligations and liabilities under, arising or accruing from or otherwise relating to the CBAs. Purchaser shall have sole responsibility for all such obligations and liabilities arising under or relating to the CBAs on or at any time after the Closing Date and hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Seller as a result of the failure of Purchaser to so assume, observe, pay and perform the same. The parties acknowledge the enactment of the Building Service Workers Protection Act, §22-505 of the Administrative Code of the City of New York (“BSWPA”). By this Agreement, including, without limitation, Purchaser’s assumption of the CBA and Employees through this Section 11, the parties have availed themselves of the opt-out provision of §22-505(d) of BSWPA.

C. The parties intend to comply with section 4204 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to take any other action required or desirable, so that no withdrawal liability is imposed upon Seller as a result of this transaction or any subsequent action or omission of Purchaser or any affiliate of Purchaser. To that end, Purchaser agrees and covenants to contribute to the applicable union pension fund (the “Multiemployer Pension Plan”) for substantially the same number of contribution base units, as defined in Section 4001(a)(11) of ERISA, for which Seller was obligated to contribute with respect to the Property prior to the Closing Date, and (ii) unless a waiver or variance is in effect pursuant to Section 4204(c) of ERISA, to provide to and for the benefit of the Multiemployer Pension Plan, for the five plan years commencing with the first plan year to begin after the Closing Date (the “Surety Period”), either a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, a letter of credit or an amount held in escrow by a bank or similar financial institution in accord with Section 4024(a)(1)(B) of ERISA, in either case in an amount equal to the greater of (A) the average annual contribution that Seller was required to make with respect to the Property for the three plan years preceding the plan year in which the Closing Date occurs, or (B) the annual contribution that Seller was required to make with respect to the covered operation for the plan year preceding the plan year in which the Closing Date occurs, which bond, letter of credit or such amount held in escrow shall be paid to the Multiemployer Pension Plan, if at any time during the Surety Period, Purchaser, or any successor in interest thereto, withdraws from the Multiemployer Pension Plan or fails to make any contribution to the Multiemployer Pension Plan when due. If a waiver or variance has not been requested by the Purchaser, or has been requested and denied in accordance with the PBGC regulations pursuant to Section 4204(c) of ERISA, Purchaser shall deliver to the Multiemployer Pension Plan by the first day of the plan year following the Closing Date, with copies to Seller, either the bond or evidence of the establishment of a letter of credit or an escrow described in the preceding sentence. If Purchaser shall withdraw from the Multiemployer Pension Plan during the first five (5) plan years following the plan year in which the Closing Date occurs in either a complete or partial withdrawal, as such terms are used in

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Sections 4203 and 4205 of ERISA, and withdrawal liability is imposed under Section 4201 of ERISA, Seller agrees that Seller shall be secondarily liable to the Multiemployer Pension Plan for any withdrawal liability that it would have had to the Multiemployer Pension Plan in the absence of Section 4204 of ERISA; provided, however, that (i) the preceding clause of this sentence will be void and of no effect, if the parties obtain a waiver or variance from the requirements of Section 4204(a)(1)(C) of ERISA, and (ii) Purchaser shall indemnify, defend and hold Seller harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses) for any amounts it pays to the Multiemployer Pension Plan pursuant to this sentence. The parties will reasonably cooperate in obtaining a waiver or variance from the requirements of Sections 4204(a)(1)(B) and 4204(a)(1)(C) of ERISA. To the extent that any obligation is imposed on Purchaser herein, Purchaser agrees to require each of its successors in interest and assigns to specifically assume and accept the obligations assumed by it under this Section 11(C). The provisions of this Section 10(e) shall survive the Closing.

12.        Right of Inspection.

A. Purchaser and its employees, agents, consultants, contractors and advisors (collectively, “Purchaser’s Representatives”), from time to time prior to the Closing and during regular business hours, upon at least two (2) business days’ prior written notice to Seller, may inspect the Premises, provided that (i) Purchaser’s Representatives shall not communicate with any employees of Seller or Seller’s managers or contractors or with Tenants or occupants of the Property without, in each instance, the prior written consent of Seller, which consent may be withheld in Seller’s reasonable discretion, (ii) Purchaser’s Representatives shall not perform any tests in the Property without the prior written consent of Seller in each instance, which consent may be withheld in Seller’s reasonable discretion; provided however, if such tests are invasive Seller shall also have the right to withhold its consent to such tests in its sole discretion, (iii) Purchaser shall have no additional rights or remedies under this Agreement as a result of such inspection(s) or any findings in connection therewith and (iv) Purchaser may exercise such right of access no more than five (5) times plus such additional times as to which Seller may consent in Seller’s reasonable discretion. Any entry upon the Property shall be performed in a manner which is not disruptive in any material respects to Tenants or to the normal operation of the Premises and shall be subject to the rights of any Tenants or occupants of the Premises. Purchaser’s Representatives shall (1) exercise reasonable care at all times that Purchaser’s Representatives shall be present in the Premises, (2) at Purchaser’s expense, observe and comply with all applicable laws and any conditions imposed by any insurance policy then in effect with respect to the Premises and (3) not engage in any activities which would violate the provisions of any permit or license pertaining to the Premises. Seller shall have the right to have a representative of Seller accompany Purchaser’s Representatives during any such communication or entry into the Property.

B. Purchaser hereby agrees to indemnify, defend and hold Seller, its officers, shareholders, partners, members, directors, employees, attorneys and agents harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, attorneys’ fees and expenses), to the extent resulting from or arising out of the entry

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upon or inspection of the Premises prior to the Closing by Purchaser’s Representatives. The foregoing indemnification shall survive the Closing or the termination of this Agreement.

C. As a condition precedent to Purchaser’s Representatives entering the Property in connection with any inspection, Purchaser shall maintain or cause to be maintained, at Purchaser’s sole cost and expense, a policy of comprehensive general public liability and property damage insurance by an insurer or syndicate of insurers reasonably acceptable to Seller: (a) with a combined single limit of not less than Three Million Dollars ($3,000,000.00) general liability and Five Million Dollars ($5,000,000.00) excess umbrella liability, (b) insuring Purchaser, Seller, Seller’s property manager, each of their respective affiliates, Seller’s lender and any other person or entity related to Seller or involved with the transaction contemplated by this Agreement (such additional persons or entities to be designated in writing by Seller), as additional insureds, against any injuries or damages to persons or property that may result from or are related to (x) Purchaser’s Representatives entry into the Property or upon the Property and (y) any inspection or other activity conducted thereon by Purchaser’s Representatives and (c) containing a provision to the effect that insurance provided by Purchaser hereunder shall be primary and noncontributing with any other insurance available to Seller or any other additional insured party. Purchaser shall deliver evidence of such insurance coverage to Seller prior to the commencement of the first inspection and proof of continued coverage prior to any subsequent inspection.

D. Notwithstanding any provision in this Agreement to the contrary, neither Purchaser nor any representative or agent of Purchaser shall contact any Federal, state, county, municipal or other department or governmental agency regarding the Premises without Seller’s prior written consent thereto, in each instance; provided, however, that the foregoing shall not prohibit Purchaser from accessing publicly accessible governmental records and databases from time to time, obtaining a title report, or performing customary title and municipal searches. In addition, if Seller’s consent is obtained by Purchaser, Seller shall be entitled to receive at least three (3) business days prior written notice of the intended contact and shall be entitled to have a representative present when Purchaser has any such contact with any governmental official or representative.

13.        Title Insurance.

A. Purchaser acknowledges receipt of the Commitment. At Closing, Purchaser shall cause title to the Premises to be insured by the Title Insurer at Purchaser’s sole cost and expense. Except as otherwise expressly provided in this Agreement, Seller shall have no obligation to remove any exception, lien, mortgage, security interest, claim, charge, reservation, Lease, easement, right of way, encroachment, restrictive covenant, condition, limitation or other encumbrance affecting title to the Property (collectively, “Exceptions”). Except for the items identified in Exhibit 4(A)(i) (the “Title Objections”), Purchaser unconditionally waives any right to object to any matters set forth in the Commitment. At Closing, Seller shall deliver and Purchaser shall accept the Premises subject only to the Permitted Exceptions. If any Exceptions appear on any update or continuation of the Commitment (each a “Continuation”) which are not Permitted Exceptions or the Title Objections, then Purchaser shall notify Seller thereof within the earlier of (x) five (5) business days after Purchaser receives each such Continuation and (y) the last business day prior to the Closing Date (provided, however, that if Purchaser receives a

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Continuation after the last business day prior to the Closing Date or on the Closing Date and such Continuation discloses an Exception that is not a Permitted Exception, then Purchaser shall have the right to so notify Seller of any such Exception (other than a Permitted Exception) on the Closing Date), TIME BEING OF THE ESSENCE. Seller shall exercise commercially reasonable efforts (which shall not require the institution of litigation or any other legal proceeding) in removing any Removable Exceptions (hereinafter defined) and any Exceptions that Seller elects to remove at Seller’s cost pursuant to this Section 13. Subject to Section 13(B) hereof and Section 13(C) hereof, if Seller is unable, or elects not to attempt, to eliminate an Exception (which is not a Permitted Exception or a Removable Exception), or if Seller elects to attempt to eliminate any Exception (which is not a Permitted Exception or a Removable Exception) but is unable to do so or thereafter decides not to eliminate the same, and accordingly, is unable to convey title to the Premises in accordance with the provisions of this Agreement, then in either case Seller shall so notify Purchaser within the earlier to occur of (I) five (5) business days following receipt of Purchaser’s notification of such exception and (II) the second to last business day prior to the Closing Date (unless Seller receives Purchaser’s notification on the second to last business day or last business day prior to the Closing Date, in which case Seller shall have until the Closing Date to respond). Purchaser, within the earlier to occur of (A) five (5) business days after receipt of such notice from Seller and (B) the last business day prior to the Closing Date (unless Purchaser receives Seller’s notice on the last business day prior to the Closing Date or on the Closing Date, in which case the Closing Date shall be extended for one (1) business day), shall elect, at Purchaser’s option, to either (i) terminate this Agreement by notice given to Seller (TIME BEING OF THE ESSENCE with respect to Purchaser’s notice), in which event the provisions of Article 14 of this Agreement shall apply, or (ii) to accept title to the Premises subject to such exceptions, without any abatement of the Purchase Price. If Purchaser shall not notify Seller of such election within such period, TIME BEING OF THE ESSENCE, Purchaser shall be deemed to have elected clause (ii) above with the same force and effect as if Purchaser had elected clause (ii) within such period.

B. If the Commitment or any Continuation discloses judgments, bankruptcies or similar returns against persons or entities having names the same as or similar to that of Seller but which returns are not against Seller, Seller, on request, shall deliver to Purchaser and Title Insurer affidavits reasonably acceptable to Title Insurer to the effect that such judgments, bankruptcies or returns are not against Seller, in form and substance sufficient (as determined by Title Insurer) to permit removal of same as exceptions in Purchaser’s title policy.

C. If the Commitment or any Continuation discloses any Exception (other than the Permitted Exceptions) which (i) may be removed of record or satisfied solely by reference to Seller’s existing title policy insuring Seller’s interest in the Property or delivery of a customary affidavit acceptable to Title Insurer, (ii) was voluntarily created by, consented to or affirmatively permitted by Seller in writing during the period of Seller’s ownership of the Premises (including, without limitation, any mortgage encumbering the Premises), or (iii) may be satisfied by the payment of a liquidated sum of money not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate (an Exception meeting the criteria set forth in clauses (i), (ii) or (iii), together with the Title Objections, being referred to as a “Removable Exception”), then, in any such case, Seller shall take such action as is required on the part of Seller to have

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such Removable Exception omitted by the Title Insurance Company, and the failure of Seller to take such action shall be a Seller’s Willful Default (hereinafter defined). Notwithstanding the foregoing, Seller, at its option in lieu of satisfying an Exception, may deposit with Title Insurer such amount of money and provide such documentation, affidavits and indemnities as may be reasonably determined by Title Insurer as being sufficient to induce it to omit such Exception from Purchaser’s title policy and insure Purchaser against collection of such Exception, including interest and penalties, out of or against the Property, in which event such Exception shall not be an objection to title.

D. Seller shall be entitled to one or more adjournments of the Closing Date, not to exceed sixty (60) days in the aggregate with all other adjournments by Seller under this Agreement, to remove any Exceptions which Seller is obligated to remove under this Agreement or which Seller elects to attempt, but is not obligated, to remove.

E. Notwithstanding the foregoing provisions of this Article 13, in the event that Title Insurer or any title insurance company retained by Purchaser shall raise an Exception that is not a Permitted Exception and Title Insurer or such other title insurance company is not willing to omit such Exception, then Purchaser shall have no right to terminate this Agreement by reason of such Exception (and such Exception shall be deemed a Permitted Exception) if Title Insurer or another nationally recognized title insurance company reasonably acceptable to Purchaser, as applicable, shall omit such Exception and insure title to the Premises at regular rates with such Exception omitted.

F. Purchaser shall pay the costs of examination of title and any owner’s or mortgagee’s policy of title insurance to be issued insuring Purchaser’s title to the Premises, as well as all other title charges, survey fees, recording charges (other than to remove of record or satisfy Exceptions which are not Permitted Exceptions) and any and all other title and survey costs or expenses incident to the Closing or in connection therewith.

G. Notwithstanding anything in this Article 13 to the contrary, Purchaser may at any time accept such title as Seller can convey, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Seller, except that Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to any amounts required to be expended in connection with removal of any Removable Exception provided for in Section 13(C)(iv), but not so expended following Seller’s exercise of, waiver of, or failure to timely exercise, its right to adjourn the Closing pursuant to Section 13(D) above. Subject to Section 16(C) hereof, the acceptance of the Deed by Purchaser shall be deemed to be full performance and discharge of any and all obligations on the part of Seller to be performed pursuant to the provisions of this Agreement, except where such agreements and obligations are specifically stated to survive.

14.        Return of Deposit. Subject to Seller’s obligations under Article 13 hereof, if Seller is unable to convey title in accordance with the express terms of this Agreement or if, in accordance with the terms of this Agreement, Purchaser is entitled to and elects to terminate this Agreement, then, subject to Section 13(C) hereof and Article 23 of this Agreement, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder, except as provided in Article 23 hereof, and except that Escrow Agent

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shall refund to Purchaser the Deposit (together with all interest thereon, if any), and neither party to this Agreement shall thereafter have any further rights or obligations hereunder, except for the right and obligation hereunder that expressly survive the termination of this Agreement (collectively, the “Surviving Obligations”).

15.        Purchaser Defaults.

If Purchaser shall fail to perform Purchaser’s material obligations hereunder when obligated to do so in accordance with this Agreement (including, without limitation, Purchaser’s failure to deliver each of the items set forth in Section 8(B) one (1) business day prior to Closing Date in accordance with the terms hereof), the parties hereto agree that Seller’s sole remedy shall be to terminate this Agreement and retain the Deposit (together with all interest thereon, if any) as liquidated damages, it being expressly understood and agreed that in the event of Purchaser’s default, Seller’s damages would be impossible to ascertain and that the Deposit (together with all interest thereon, if any) constitutes a fair and reasonable amount of compensation in such event. Upon such termination, neither party to this Agreement shall have any further rights or obligations hereunder except that: (a) Purchaser shall return to Seller all written material relating to the Premises or the transaction contemplated herein delivered by or on behalf of Seller; (b) Escrow Agent shall deliver to Seller and Seller shall retain the Deposit (together with all interest thereon, if any) as liquidated damages, except with respect to any breaches of Surviving Obligations; and (c) the Surviving Obligations shall survive and continue to bind Purchaser and Seller.

16.        Representations and Warranties.

A. Seller hereby represents and warrants to Purchaser as follows as of the date hereof:

(i) [intentionally omitted];

(ii) The Fixtures and Personal Property included in this sale, if any, are owned by Seller and are or will on the Closing Date be free of all liens and encumbrances, except for the Permitted Exceptions;

(iii) The Leases, together with all amendments thereto and guarantees thereof, listed on Exhibit 1(B) are the only leases, licenses, tenancies, possession agreements and occupancy agreements affecting the Premises on the date of this Agreement in which Seller holds the lessor’s, licensor’s or grantor’s interest and there are no other leases, licenses, tenancies, possession agreements or occupancy agreements affecting the Premises (other than subleases, licenses, tenancies or other possession or occupancy agreements which may have been entered into by the Tenants, or their predecessors in interest, under such Leases); except as set forth on Exhibit 16(A)(iii)-1 attached hereto, Seller has not entered into any Recognition Agreements; Seller has provided or made available to Purchaser copies of all of the Leases and Recognition Agreements executed by Seller, which copies are true, complete and correct in all material respects; as of the date hereof, except as set forth on Exhibit 16(A)(iii)-2, (1) Seller has not received any written notice of any material default of any of its material obligations under any of the Leases which has not been cured, (2) no Tenant is in arrears in the payment of Base

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Rent for any period in excess of thirty (30) days, and (3) Seller has not delivered to any Tenant a written notice of monetary default or material non-monetary default on the part of such Tenant, which default remains uncured or has not been waived;

(iv) There are no unapplied Security Deposits presently held by or on behalf of Seller with respect to the Leases, except as set forth on Exhibit 16(A)(iv) attached hereto (the “Tenant Deposits”);

(v) The only employees who service the Premises and who are subject to collective bargaining agreements or multiemployer pension plans to which Seller is obligated to contribute, and the only collective bargaining agreements to which Seller is a party or is otherwise bound, are those employees and collective bargaining agreements and pension plans listed on Exhibit 16(A)(v) attached hereto; to Seller’s knowledge, as of the date hereof, there are no written threats or actual grievances formally filed in accordance with the CBAs and pending by any of the Employees;

(vi) There are no judgments of any kind against Seller unpaid or unsatisfied of record, except as shown in the Commitment which would have a material adverse effect on the Premises or Seller’s ability to perform its obligations hereunder;

(vii) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; Seller has taken all action required to execute, deliver and, subject to obtaining any consents or waivers required to be obtained prior to the Closing, perform Seller’s obligations under this Agreement and to make all of the provisions of this Agreement the valid and enforceable obligations they purport to be and has caused this Agreement to be executed by a duly authorized person;

(viii) This Agreement is, and all documents which are to be delivered to Purchaser by Seller at the Closing (a) are, or at the time of Closing will be, duly authorized, executed and delivered by Seller, (b) are, or (with respect to any of the documents to be delivered at Closing) at the time of Closing will be, the legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally, and (c) do not conflict with any provision of any law or regulation to which Seller is subject, violate any provision of any judicial order to which Seller is a party or to which Seller or the Premises is subject;

(ix) Seller is not a “foreign person” or “foreign corporation” within the meaning of Section 1445(f)(3) of the Internal Revenue Code;

(x) There are no currently pending condemnation or eminent domain proceedings, or, to Seller’s actual knowledge, Seller has not received written notice of any threatened condemnation or eminent domain proceeding, with respect to the Premises or any part thereof;

(xi) There are no legal actions, suits or similar proceedings pending (or to Seller’s knowledge threatened in writing) against Seller or otherwise relating to the Premises, or

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Seller’s ownership or operation of the Premises in any court of law or in equity or before any governmental instrumentality or arbitration tribunal that are reasonably likely to be adversely decided and, if adversely decided, would materially and adversely affect the continued use or operation of the Premises, the ability of Seller to perform its obligations under this Agreement, or, to Seller’s actual knowledge, the value of the Premises, other than as set forth on Exhibit 16(A)(xi);

(xii) To Seller’s actual knowledge, Seller is in compliance with all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any governmental authority, quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or governmental authority of competent jurisdiction affecting or relating to the Property, agreements, contracts, CBAs, and policies, in each case to the extent relating to employment, employment practices, wages, hours, occupational safety and health, the withholding and payment of taxes from or with respect to the compensation of Employees, and terms and conditions of employment;

(xiii) The Brokerage Agreements listed on Exhibit 1(A) are the only brokerage, leasing agency or similar agreements entered into by Seller with respect to the leasing of portions of the Premises that will be binding on Purchaser after the Closing Date. Seller has made copies of all such Brokerage Agreements available to Purchaser, which copies are, to Seller’s knowledge, true, complete and correct in all material respects;

(xiv) Other than as set forth on Exhibit 16(A)(xiv), Seller has not commenced, and, to Seller’s knowledge, there are not pending, any tax assessment reduction or tax certiorari proceedings with respect to the Premises;

(xv) Seller has not agreed to sell, lease, or grant any person or entity an option or right of first refusal to purchase or lease all or any part of the Property other than the Leases set forth on Exhibit 1(B) attached hereto;

(xvi) No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby;

(xvii) Seller is not and, to Seller’s knowledge, no affiliate of Seller is a person and/or entity with whom Purchaser is restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; the Trading With the Enemy Act, 50 U.S.C. App. § 5; the USA Patriot Act of 2001; any executive orders promulgated thereunder, any implementing regulations promulgated thereunder by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) (including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and Blocked Persons), or any other applicable law of the United States;

(xviii) Except as set forth on Exhibit 16(A)(xvii) attached hereto, there are no unpaid Leasing Costs incurred in connection with (a) the current term of any Leases entered into prior to the date hereof or (b) any renewals, amendments, modifications, terminations, extensions and expansions of any Lease entered into and with an effective date prior to the date hereof;

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(xix) None of the Employees are employed by Seller; and

(xx) The Surviving Contracts listed on Exhibit 1(C) are the only Service Contracts that will be binding on Purchaser after the Closing Date. To the extent in the possession of Seller or its property manager, Seller has made copies of all such Surviving Contracts available to Purchaser, which copies are true, complete and correct in all material respects.

B. Purchaser represents and warrants to Seller that, as of the date hereof:

(i) Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing and qualified to do business under the laws of the State of New York; Purchaser has taken all action required to execute, deliver and perform this Agreement and to make all of the provisions of this Agreement the valid and enforceable obligations they purport to be and has caused this Agreement to be executed by a duly authorized person;

(ii) This Agreement is, and all documents which are to be delivered to Seller by Purchaser at the Closing are or at the time of Closing will be, duly authorized, executed and delivered by Purchaser; this Agreement is, and all documents which are to be delivered to Purchaser by Seller at the Closing are, or (with respect to any of the documents to be delivered at Closing) at the time of Closing will be, legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally; and do not conflict with any provision of any law or regulation to which Purchaser is subject, violate any provision of any judicial order to which Purchaser is a party or to which Purchaser is subject;

(iii) There are no judgments, orders or decrees of any kind against Purchaser unpaid or unsatisfied of record and no legal action, suit or other legal or administrative proceeding against Purchaser pending or, to Purchaser’s knowledge, threatened or reasonably anticipated which could be filed before any court or administrative agency, and, to Purchaser’s knowledge, no fact or circumstance, which in each case has, or is likely to have, any material adverse effect on the ability of Purchaser to perform its obligations under this Agreement;

(iv) Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor, to Purchaser’s knowledge, has any such petition been filed against Purchaser; No general assignment of Purchaser’s property has been made for the benefit of creditors, and, to Purchaser’s knowledge, no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its property; Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent;

(v) Purchaser is not a person and/or entity with whom Seller is restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; the Trading With the Enemy Act, 50 U.S.C. App. § 5; the USA Patriot Act of 2001; any

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executive orders promulgated thereunder, any implementing regulations promulgated thereunder by OFAC (including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and Blocked Persons); or any other applicable law of the United States.

C. The representations of Seller set forth in this Agreement and the statements of Seller in any Seller Certificate (collectively, the “Surviving Seller Representation(s)”) shall survive the Closing under this Agreement for a period of six (6) months after the Closing Date (the “Survival Period”); provided, however, that the representations of Seller set forth in Section 16(A)(iii) and Section 16(A)(iv) of this Agreement shall not survive the Closing to the extent that Purchaser receives a Confirming Estoppel with respect to the applicable Lease covering substantially the same subject matter. Each of the Surviving Seller Representations shall automatically be null and void and of no further force and effect after the Survival Period unless Purchaser shall have asserted in writing a specific claim with respect to the particular Surviving Seller Representation and commenced a legal action or proceeding (such action or proceeding is referred to herein as a “Proceeding”) within thirty (30) days after the last day of the Survival Period against Seller alleging that Seller is in breach of such Surviving Seller Representation and that Purchaser has suffered, or is reasonably likely to suffer, an actual loss or actual damages (any actual loss or actual damages is referred to herein as “Damages”) as a result thereof. In no event shall Purchaser be entitled to assert a claim for any consequential, special or punitive damages, nor shall it be entitled to any award or payment based on such damages. If Purchaser timely commences a Proceeding, and a court of competent jurisdiction, pursuant to a final, non-appealable order in connection with such Proceeding, determines that (1) the applicable Surviving Seller Representation was breached as of the date of this Agreement or the Closing Date, as applicable, (2) Purchaser suffered, or is reasonably likely to suffer, Damages by reason of such breach and (3) Purchaser did not have, prior to the Closing, actual knowledge of such breach or diligence materials which disclose such breach, then Purchaser shall be entitled to receive an amount equal to the Damages, but in no event in an amount in the aggregate for all Damages greater than the Ceiling (as hereinafter defined) minus the amount of any Curative Payments (hereinafter defined) (subject to a cap of Five Million Dollars ($5,000,000) with respect to Curative Payments that may be offset against the Ceiling); provided, however, Purchaser shall not be entitled to pursue any claim against Seller for Damages that is less, in the aggregate, than the Floor (as hereinafter defined). If Purchaser has claim(s) against Seller, in excess of the Floor, then Purchaser shall be entitled to pursue the Damages in connection with such claim(s) against Seller, but in no event shall Seller’s liability in the aggregate for any and all claims exceed the Ceiling minus the amount of any Curative Payments (subject to a cap of Five Million Dollars ($5,000,000) with respect to Curative Payments that may be offset against the Ceiling). For purposes of this Section 16(C), Purchaser shall be deemed to have actual knowledge of any matter if Purchaser and/or its affiliates, officers, or employees had actual knowledge of the fact at issue prior to Closing or if such information is available in any Lease or Surviving Contract, or any other information with respect to the Premises identified in the Exhibits hereto. As used herein, “Floor” shall mean One Hundred Thousand Dollars ($100,000), and “Ceiling” shall mean Seven Million Five Hundred Thousand Dollars ($7,500,000). The provisions of this Section 16(C) shall constitute the sole and exclusive remedy after Closing for breaches of Seller’s representations. Seller’s obligation to pay Damages under this Section 16(C) shall be secured by a cash escrow (the “Damages Escrow”) in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) minus the amount

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of any Curative Payments (provided, however, that in no event shall the Damages Escrow be less than Two Million Five Hundred Thousand Dollars ($2,500,000) at the Closing), which shall delivered by Seller to Escrow Agent at Closing and shall be held by Escrow Agent during the Survival Period. In the event Purchaser is entitled to any Damages under this Section 16(C), Purchaser may, upon prior written notice to Seller and Escrow Agent, cause Escrow Agent to pay the same to Purchaser from the Damages Escrow. On the date that is the later to occur of (x) the expiration of the Survival Period, and (y) the date that Purchaser is no longer entitled to such Damages (or any further Damages) under this Section 16(C), Seller shall be entitled to a return of the Damages Escrow (to the extent the same has not been paid to Purchaser in accordance with this Section 16(C)). In addition, no steps shall be taken to dissolve the Seller entity until the expiration of the Survival Period.

D. (i) Until Closing, Seller shall endeavor to update any representation or warranty in this Agreement to correct any mistake and/or to reflect any matter which arises subsequent to the date of this Agreement. If Purchaser has knowledge of any matter which would constitute a material breach of Seller’s representations and warranties (including an alleged breach based on information contained in a Confirming Estoppel or materials available on the Broker (hereinafter defined) diligence website), Purchaser shall notify Seller of such material breach within the earlier of five (5) business days of learning of same and the Closing Date, failing which Purchaser shall be deemed to waive any such material breach of Seller’s representations and warranties. Seller shall have the right to contest Purchaser’s determination as to a material breach of Seller’s representations and warranties, and shall have the right to attempt to cure such breach without being obligated to complete such cure. Prior to the Closing, upon Purchaser’s written request, Seller shall use Seller’s commercially reasonable efforts (which shall not require the commencement of litigation or any other proceeding or the expenditure of funds (“Curative Payments”) in excess of the Ceiling) to cure any material breach of Seller’s representations and warranties contained herein that is susceptible of cure; provided, however, that Seller shall not be obligated to incur any Curative Payments in excess of the Ceiling. If Purchaser notifies Seller of a breach of a representation or warranty made by Seller herein, then Seller shall have until the date that is the later of the originally scheduled Closing Date and sixty (60) days from the date of Purchaser’s notice to cure any such material breach of Seller’s representations and warranties and, at Seller’s sole option, the Closing Date shall be extended to such sixty (60) day (or any earlier business day) after Purchaser’s notice to permit such cure by Seller. If Seller fails to cure any such material breach of Seller’s representations and warranties within the time period set forth herein, then Purchaser, as its sole and exclusive remedy, shall have the option (i) to terminate this Agreement by written notice to Seller, in which case Escrow Agent shall return the Deposit (together with all interest thereon, if any) to Purchaser and neither party to this Agreement shall thereafter have any further right or obligation hereunder, other than the Surviving Obligations, or (ii) waive such material breach and consummate the transactions contemplated by this Agreement without any credit against or reduction of the Purchase Price, in which case Purchaser shall be deemed to have forever and for all purposes waived such material breach and shall not be entitled to pursue any action for or collect any damages hereunder therefor.

(ii) Seller’s representations are subject to the following limitations: (1) to the extent that Seller has provided Purchaser with any Lease or Service Contract, or any other

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information with respect to the Premises at any time prior to the date of this Agreement which contain provisions inconsistent with any of such Seller’s representations, then such Seller’s representations shall be deemed modified to conform to such provisions and (2) Seller shall have no liability with respect to any incorrect information set forth in any Estoppel.

E. The terms “to Seller’s actual knowledge,” “to the best of Seller’s actual knowledge” and phrases of similar import shall mean the actual present knowledge (and not constructive knowledge) of Paisley Boney and Adam Carr without independent inquiry or investigation, and shall not mean that Seller or such individual is charged with knowledge of the acts, omissions and/or knowledge of Seller’s property manager (or any employee thereof), or of Seller’s other agents or employees or Seller’s predecessors in title to the Premises.

17.        Broker.

A. Seller represents to Purchaser that it has not dealt with any broker, finder or like agent in connection with this transaction other than Eastdil Secured (“Broker”). Seller shall pay the amounts due Broker as set forth in a separate agreement by and between Seller and Broker. Seller hereby indemnifies and holds Purchaser harmless from and against any and all claims for any commission, fee or other compensation by any person or entity, including Broker, who shall claim to have dealt with Seller in connection with the sale of the Premises and for any and all costs incurred by Purchaser in connection with any such claims including, without limitation, reasonable attorneys’ fees and disbursements.

B. Purchaser represents to Seller that it has not dealt with any broker, finder or like agent in connection with this transaction other than Broker. Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims for any commission, fee or other compensation by any person or entity other than Broker, who shall claim to have dealt with Purchaser in connection with the sale of the Premises and for any and all costs incurred by Seller in connection with any such claims including, without limitation, reasonable attorneys’ fees and disbursements.

C. The provisions of this Article 17 shall survive the Closing or any early termination of this Agreement.

18.        Condemnation and Destruction.

A. For purposes of this Article 18 hereof, a “Significant Portion” shall mean either (i) with respect to damage by fire or other casualty to the Premises or a portion thereof, damage requiring repair costs of Twenty Five Million Dollars ($25,000,000.00) or more to repair as determined by an independent third-party architect reasonably designated by Seller, or (ii) with respect to a condemnation or sale in lieu of condemnation, fifteen percent (15%) or more in the aggregate of the rentable square foot area of the Building is taken or such condemnation or sale would have a permanent material adverse effect on access to the Improvements. For purposes of this Article 18 hereof, “permanently” shall mean for a period of one (1) year or more.

B. If, prior to the Closing Date, any Significant Portion of the Premises is permanently taken, or permanently rendered unusable for its current purpose or reasonably

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inaccessible by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Seller shall notify Purchaser of such fact (the “Taking Notice”). In such event Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than five (5) business days after Seller sends the Taking Notice with TIME BEING OF THE ESSENCE. If this Agreement is terminated as aforesaid, neither party shall have any further right or obligation hereunder except that Escrow Agent shall refund to Purchaser the Deposit (together with interest thereon, if any). If Purchaser does not elect to terminate this Agreement (provided that Purchaser’s failure to timely elect to terminate shall be deemed an election to close) or if the portion of the Premises which is taken or rendered unusable or reasonably inaccessible by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated) is not a Significant Portion of the Premises, Purchaser shall accept so much of the Premises as remains after such taking with no abatement of the Purchase Price, and at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all awards for such taking by eminent domain.

C. If, prior to the Closing Date, a Significant Portion of the Property is destroyed by fire or other casualty, Seller shall notify Purchaser in writing of such fact (a “Casualty Notice”) and, within ten (10) business days after receipt of a Casualty Notice, Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than ten (10) business days after Seller sends the Casualty Notice (a “Casualty Termination Notice”) (TIME BEING OF THE ESSENCE). If Purchaser gives Seller a Casualty Termination Notice, Escrow Agent shall refund to Purchaser the Deposit (together with interest thereon, if any) and, from and after the date of such termination, neither party shall have any further right or obligation hereunder except for the Surviving Obligations. If (i) Purchaser does not give Seller a timely Casualty Termination Notice, (ii) Purchaser has no right to give Seller a Casualty Termination Notice, or (iii) less than a Significant Portion of the Property is destroyed by fire or other casualty, then (a) at Closing, Seller shall assign and turn over to Purchaser and Purchaser shall then have all of Seller’s right to receive any casualty insurance proceeds received by or payable to Seller under any insurance policies maintained by Seller with respect to the Premises on account of said physical damage or destruction less any reasonable costs incurred by Seller in the repair or restoration of the Premises in accordance with the terms hereof and (b) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser shall receive a credit for the amount of any applicable insurance deductible.

D. This Article 18 is an express agreement to the contrary of Section 5-1311 of the New York General Obligations Law.

19.        Escrow.

A. The Deposit shall be held in escrow by Escrow Agent, upon the following terms and conditions:

(i) Escrow Agent shall deposit the Deposit in an interest-bearing account. A W-9 shall be executed by Purchaser in connection with the execution of this Agreement so that such interest bearing account can be opened;

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(ii) Escrow Agent shall deliver to Seller the Deposit (together with all interest thereon, if any) at and upon the Closing and the same shall be applied toward the Purchase Price; and

(iii) If this Agreement is terminated in accordance with the terms hereof, or if the Closing does not take place under this Agreement by reason of the failure of either party to comply with such party’s obligations hereunder, Escrow Agent shall pay the Deposit (together with all interest thereon, if any) to Seller and/or Purchaser, as the case may be, in accordance with the provisions of this Agreement.

B. It is agreed that:

(i) The duties of Escrow Agent are only as herein specifically provided, and, except for the provisions of Section 19(C) hereof, are purely ministerial in nature, and Escrow Agent shall incur no liability whatever except for its own willful misconduct or gross negligence;

(ii) Escrow Agent shall not be liable or responsible for the collection of the proceeds of any checks used to pay the Deposit;

(iii) In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by either of the other parties hereto or their successors;

(iv) Escrow Agent may assume, so long as it is acting in good faith, that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so;

(v) Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Escrow Agent, Seller and Purchaser;

(vi) Except as otherwise provided in Section 19(C) hereof, Seller and Purchaser shall jointly and severally reimburse and indemnify Escrow Agent for, and hold it harmless against, any and all loss, liability, costs or expenses in connection herewith, including attorneys’ fees and disbursements, incurred without willful misconduct or gross negligence on the part of Escrow Agent arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, as well as the costs and expenses of defending against any claim or liability arising out of or relating to this Agreement;

(vii) Each of Seller and Purchaser hereby releases Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder; and

(viii) Escrow Agent may resign upon ten (10) days written notice to Seller and Purchaser. If a successor Escrow Agent is not appointed by Seller and Purchaser within such ten (10) day period, Escrow Agent may petition a court of competent jurisdiction to name a successor with the expenses thereof to be borne equally be Seller and Purchaser.

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C. Escrow Agent is acting as a stakeholder only with respect to the Deposit. Escrow Agent, except in the event of the Closing, shall not deliver the Deposit except on seven (7) days’ prior written notice to the parties and only if neither party shall object within such seven (7) day period. If there is any dispute as to whether Escrow Agent is obligated to deliver all or any portion of the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not be required to make any delivery, but in such event Escrow Agent may hold the same until receipt by Escrow Agent of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Deposit (together with all interest thereon, if any), or in the absence of such authorization Escrow Agent may hold the Deposit (together with all interest thereon, if any), until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given or proceedings for such determination are not begun within thirty (30) days after the date Escrow Agent shall have received written notice of such dispute, and thereafter diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit (together with all interest thereon, if any), in court pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Deposit, or if the Deposit is split between the parties hereto, such costs of Escrow Agent shall be split, pro rata, between Seller and Purchaser, in inverse proportion to the amount of the Deposit received by each. Upon making delivery of the Deposit (together with interest thereon, if any), in the manner provided in this Agreement, Escrow Agent shall have no further obligation or liability hereunder.

D. Escrow Agent has executed this Agreement solely to confirm that Escrow Agent has received the Deposit (if the Deposit is made by check, subject to collection) and will hold the Deposit, in escrow, pursuant to the provisions of this Agreement.

20.        Covenants.

A. Prior to the Closing:

(i) Seller shall not (a) enter into any new lease, license or other occupancy agreement for all or any portion of the Property without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed so long as: (1) the rent for any such portion of the Property shall be at least equal to the market rent (taking into account leasing concessions and other economic parameters of such lease); (2) the term shall not exceed ten (10) years; and (3) the creditworthiness of the proposed tenant shall be commercially reasonably taking into account the size and nature of the Premises and the subject demised premises, or (b) enter into any terminations, amendments, expansions or renewals of Leases (other than (i) a termination in accordance with Section 20(A)(iii) hereof or (ii) pursuant to the express terms of any Lease), in each instance without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. If Purchaser fails to respond to a request from Seller for consent to any action for which Purchaser’s consent is required under this Section 20(A)(i) within five (5) business days after Purchaser’s receipt of Seller’s written request, which request shall include a summary of terms relating to such request, Purchaser’s consent to such action shall be deemed granted. Notwithstanding anything to the contrary contained herein, Seller’s approval shall not be required for any amendment to the Lease for Macy’s Inc. or any new lease entered into by Seller with Macy’s Inc. in either case in connection

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with the exercise by Macy’s Inc. of its right of first offer, pursuant to its existing Lease, provided that any such amendment or new lease is on substantially similar terms as are set forth in the notice letter sent to Macy’s Inc. by Seller on July 18, 2013.

(ii) Seller shall not enter into any Service Contracts or CBAs, other than with the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, except that Seller may enter into Service Contracts which (A) expire prior to the Closing Date, (B) are cancelable at any time without cause or penalty payment by Purchaser on not more than thirty (30) days’ notice or (C) are terminated prior to the Closing Date;

(iii) Subject to Section 20(A)(v), Seller shall keep and perform in all material respects all of the obligations to be performed by it under the Leases (“Landlord’s Lease Obligations”); provided that anything in this Agreement to the contrary notwithstanding, nothing contained in this Agreement shall prohibit Seller from terminating any Lease by virtue of a default by the tenant thereunder, bringing any proceeding against a Tenant by reason of a default by such Tenant under the Lease for such Tenant or applying a Security Deposit under a Lease in accordance with the terms of such Lease or by reason of default of a Tenant under its Lease;

(iv) Seller shall not create, incur or suffer to exist any mortgage, deed of trust, lien, pledge or other encumbrance in any way affecting any portion of the Premises that will survive the Closing other than the Permitted Exceptions;

(v) Seller shall operate the Premises substantially in accordance with past practice and substantially in accordance with its obligations under existing loan documents and the Leases, reasonable wear and tear excepted; provided, however, that except for Landlord’s Lease Obligations, Seller may (subject to Seller’s receipt of Purchaser’s prior written consent), but shall not be obligated to, make any capital or other repairs, or replacements or any material improvements to the Premises. To the extent Seller is required to make any repairs, replacements or improvements to the Premises (other than Landlord’s Lease Obligations) or Seller elects to make any repairs, replacements or improvements to the Premises (other than Landlord’s Lease Obligations) and in either case Purchaser approves such repairs, replacements or improvements (which approval Purchaser may withhold in Purchaser’s sole and absolute discretion), Purchaser shall, on or before the Closing, reimburse Seller for the unamortized costs of such repairs, replacements or improvements that are capital in nature (it being understood that Purchaser’s approval shall not be required for Seller’s ordinary maintenance of the Property);

(vi) Seller shall maintain the insurance coverage on the Premises which is at least equivalent in all material respects to Seller’s insurance policies covering the Premises as of the date hereof;

(vii) Seller shall not transfer or remove any material Fixtures or Personal Property from the Property except for the purpose of repair or replacement thereof. Any Fixtures or items of Personal Property replaced after the date hereof shall be installed prior to Closing and shall be of substantially similar quality of the Fixture or item of Personal Property being replaced;

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(viii) Seller shall not alter the number of Union Employees or remove or replace any Union Employee from the Property, or adjust any grievance affecting the number or identity of any Union Employees assigned or to be assigned to work at the Property without prior notice to and consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, except where there is a termination for just cause or other legitimate business reason for removing or replacing any Union Employee, or as may be necessary due to a reduction in force as permitted by the Union Agreements, or due to the need to recall any employee from layoff as required under the Union Agreements;

(ix) Seller, to the extent received by Seller, shall promptly deliver to Purchaser copies of written default notices and written notices of lawsuits affecting the Leases, the Surviving Contracts or the Premises.

(x) Purchaser shall reasonably cooperate and require its lender, if any, to reasonably cooperate with the defeasance of the existing loan at no additional cost or liability (other than de minimis amounts) to Purchaser or Purchaser’s lender.

B. As used in this Agreement, (i) “Leasing Costs” shall mean brokerage commissions in connection with any lease (including commissions and overrides payable to affiliates of Seller of one-full commission, computed at Seller’s affiliates standard rates, if Seller’s affiliate is the sole broker, and one-half of such full commission if Seller’s affiliate is a co-broker), out-of-pocket reasonable legal fees and expenses incurred in connection with any lease and all costs and expenses required under a lease to be paid by the landlord thereunder, to or for the benefit of the tenant thereunder, including, but not limited to, the costs and expenses, or reimbursements, to prepare the space thereunder for the initial occupancy of the tenant, for so-called landlord work, tenant improvement allowances, construction allowances and free rent payments under any Leases, and (ii) “Seller Leasing Costs” shall mean those Leasing Costs listed under the heading “Seller Obligations” on Exhibit 16(A)(xvii) attached hereto. Purchaser shall receive a credit against the Purchase Price at Closing for the Seller Leasing Costs. Except for the Seller Leasing Costs, Purchaser shall be responsible for all Leasing Costs incurred prior to the Effective Date or incurred in connection with any new Lease entered into in accordance with the terms hereof or any renewal, amendment, modification, termination, extension or expansion of a Lease entered into in accordance with this Agreement. Seller shall be relieved of all liability for Leasing Costs (other than Seller Leasing Costs, if any, for which Purchaser did not receive a credit against the Purchase Price at Closing), and Purchaser shall pay such amounts as they become due, subject to the provisions of Article 7. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses), in connection with Leasing Costs (other than Seller Leasing Costs, if any, for which Purchaser did not receive a credit against the Purchase Price at Closing). The provisions of this Section 20(B) shall survive the Closing.

21.        Transfer Taxes.

A. Seller and Purchaser shall join on the Closing Date in completing, executing, and delivering the returns, affidavits and other documents required in connection with the taxes imposed under Article 31 of the Tax Law of the State of New York and Title II of Chapter 46 of

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the Administrative Code of the City of New York and any other tax payable by reason of delivery and/or recording of the documents to be delivered at the Closing (collectively, “Conveyance Taxes”). The Conveyance Taxes relating to the portion of the Purchase Price in the amount of Five Hundred Twenty-Five Million Dollars ($525,000,000) (the “Seller Conveyance Taxes”) shall be paid by Seller, and the Conveyance Taxes relating to the portion of the Purchase Price in the amount of Three Million Six Hundred Thousand Dollars ($3,600,000) (the “Purchaser Conveyance Taxes”) shall be paid by Purchaser.

B. Seller shall deliver to the Title Insurer at the Closing certified check(s), payable to the order of the appropriate tax collecting agency or official, or a wire transfer, at the election of Seller, in the amount of the Seller Conveyance Taxes. Purchaser shall deliver to the Title Insurer at the Closing certified check(s), payable to the order of the appropriate tax collecting agency or official, or a wire transfer, at the election of Purchaser, in the amount of the Purchaser Conveyance Taxes.

C. Seller shall indemnify, defend and hold Purchaser harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, without limitation, reasonable attorney’s fees, court costs and disbursements) incurred by Purchaser as a result of Seller’s failure to pay, or cause to be paid, all or any portion of the Seller Conveyance Taxes at the Closing. Purchaser shall indemnify, defend and hold Seller harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, without limitation, reasonable attorney’s fees, court costs and disbursements) incurred by Seller as a result of Purchaser’s failure to pay, or cause to be paid, all or any portion of the Purchaser Conveyance Taxes at the Closing.

D. If requested by Purchaser, Seller shall use commercially reasonable efforts (which shall not require the commencement of litigation or any other proceeding or the expenditure of any funds by Seller unless funded by Purchaser) to cause the holder of the existing mortgage on the Premises assign such mortgage, endorse the note secured thereby and assign the remainder of its loan documents to Purchaser’s lender at the Closing and to request that such holder execute and deliver to Purchaser or such lender such instruments and other documents as shall be necessary or appropriate in compliance with all applicable laws to evidence any such assignment, provided that such holder shall not be required to make any certifications, representations or warranties in accordance therewith. Purchaser shall be responsible for any and all fees and/or expenses charged by the existing mortgagee in connection with such assignment, including, without limitation, the processing fees and attorney’s fees of the mortgagee charged in connection with such assignment. Notwithstanding the foregoing, Seller shall not bear any liability as a result of any failure of said mortgage holder to deliver any such assignment of mortgage and the same shall not be a condition of Purchaser’s obligation to close the transactions contemplated hereunder, and Purchaser shall be obligated to close hereunder without said assignment (subject to the other terms and conditions of this Agreement). Purchaser hereby agrees to indemnify, defend and hold Seller, its officers, shareholders, partners, members, directors, employees, attorneys and agents harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, attorneys’ fees and expenses), to the extent resulting from or arising out of the assignment of such mortgage to Purchaser’s lender.

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E. Purchaser shall pay the Commercial Rent or Occupancy Tax due (if any) as a result of the Master Lease pursuant to the New York City Administrative Code. Purchaser shall indemnify, defend and hold Seller harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, without limitation, reasonable attorney’s fees, court costs and disbursements) incurred by Seller as a result of Purchaser’s failure to pay, or cause to be paid, the Commercial Rent or Occupancy Tax (if any).

F. The provisions of this Article 21 shall survive the Closing.

22.        Non-Liability. Purchaser agrees that it shall look solely to the Premises and proceeds thereof, and not to any other assets of Seller, or to the members, managers, directors, officers, employees, shareholders, partners or agents of Seller or any other person, partnership, corporation or trust, as principal of Seller or otherwise, and whether disclosed or undisclosed, to enforce its rights hereunder, and that none of the members, managers, directors, officers, employees, shareholders, partners or agents of Seller or any other person, partnership, corporation or trust, as principal of Seller or otherwise, and whether disclosed or undisclosed, shall have any personal obligation or liability hereunder, and Purchaser shall not seek to assert any claim or enforce any of its rights hereunder against such party. Seller agrees that it shall look solely to Purchaser, and not to the members, managers, directors, officers, employees, shareholders, partners or agents of Purchaser or any other person, partnership, corporation or trust, as principal of Purchaser or otherwise, and whether disclosed or undisclosed, to enforce its rights hereunder, and that none of the members, managers, directors, officers, employees, shareholders, partners or agents of Purchaser or any other person, partnership, corporation or trust, as principal of Purchaser or otherwise, and whether disclosed or undisclosed, shall have any personal obligation or liability hereunder, and Seller shall not seek to assert any claim or enforce any of its rights hereunder against such party. The provisions of this Article 22 shall survive the Closing.

23.        Seller’s Inability to Perform; Seller’s Default. If Seller shall be unable to perform its obligation to convey the Premises to Purchaser in accordance with the terms of this Agreement (other than by reason of Seller’s Willful Default (as hereinafter defined)), then Purchaser, at its sole option and as its sole and exclusive remedy, may terminate this Agreement, in which event Escrow Agent shall refund to Purchaser the Deposit (and all interest earned thereon, if any), and neither party shall thereafter have any further right or obligation hereunder, other than with respect to any Surviving Obligations. “Seller’s Willful Default” shall mean (1) Seller’s refusal to perform its obligation to convey the Premises to Purchaser in accordance with terms of this Agreement, (2) Seller’s refusal to deliver each of the items set forth in Section 8(A) (other than any item required pursuant to Section 8(A)(xxiv)(b)) and (3) Seller’s refusal to remove a Removable Exception in accordance with and subject to the limitations set forth in Section 13(C), provided that Purchaser has satisfied all material conditions required to be satisfied by it under this Agreement and is ready, willing and able to perform all of its obligations under this Agreement and to deliver the Purchase Price due Seller under this Agreement. In the event of Seller’s Willful Default, then Purchaser, at its sole option and as its sole and exclusive remedy may either (a) terminate this Agreement, in which event Escrow Agent shall refund to Purchaser the Deposit (and all interest thereon, if any), Seller shall reimburse Purchaser for the reasonable out-of-pocket, third party costs and expenses theretofore incurred by Purchaser, including,

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without limitation, financing costs, the costs and performing title and survey examinations and reasonable attorneys’ fees and disbursements, (within ten (10) business days after the date that Purchaser submits to Seller a reasonably detailed invoice therefor), provided that such liability shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000), and neither party shall thereafter have any further right or obligation hereunder, other than the Surviving Obligations or (b) within forty-five (45) days after any rights of Purchaser arise due to a Seller’s Willful Default, bring an action in equity against Seller for specific performance. If the remedy of specific performance is not an available remedy, then Purchaser may seek the remedy described in clause (a) above. In no event may Purchaser bring an action against Seller for damages or seek any remedy (whether or not in an action at law or in equity) against Seller that could require Seller to pay any monies to Purchaser whether characterized as damages or otherwise (except for an action to compel Escrow Agent to return the Deposit to Purchaser if Purchaser is, in fact, entitled to the return thereof in accordance with this Agreement, and except for a reimbursement to Purchaser of costs and expenses as expressly provided in this Article 23). The untruth or inaccuracy of any representation or warranty of Seller or Seller’s noncompliance with any of its covenants shall not be deemed Seller’s Willful Default, provided Seller has used commercially reasonable efforts (subject to the limitations set forth in Section 16(D)) to cure such untruth, inaccuracy or noncompliance in accordance with Seller’s obligations under Section 16(D).

24.        Condition of Premises.

A. Purchaser shall accept the Premises at the Closing in its “as is” condition as of the date hereof, reasonable wear and tear excepted, and subject to the provisions of Article 18 hereof in the event of a casualty or condemnation and subject to Seller’s compliance with the covenants contained in Article 20 hereof or elsewhere in this Agreement. Seller shall not be liable for any latent or patent defects in the Premises or bound in any manner whatsoever by any guarantees, promises, projections, operating expenses, set ups or other information pertaining to the Premises or the Property made, furnished or claimed to have been made or furnished, whether orally or in writing, by Seller, or any other person or entity, or any partner, employee, agent, attorney or other person representing or purporting to represent Seller, except to the extent expressly set forth herein or in any document or instrument expressly required in this Agreement to be delivered at Closing (collectively, the “Closing Documents”). Purchaser acknowledges that neither Seller nor any of the employees, agents or attorneys of Seller have made or do make any oral or written representations or warranties whatsoever to Purchaser, whether express or implied, except as expressly set forth in this Agreement or in any Closing Documents, and, in particular, that no such representations and warranties have been made with respect to the physical, environmental condition or operation of the Premises, the presence, introduction or effect of Hazardous Materials at or affecting the Premises, the actual or projected revenue and expenses of the Premises, the zoning and other laws, regulations and rules or Relevant Environmental Laws applicable to the Premises or the compliance of the Premises or the Property therewith, the current or future real estate tax liability, assessment or valuation of the Premises, the availability of any financing for the alteration, rehabilitation or operation of the Premises from any source, including, without limitation, any state, city or Federal government or any institutional lender, the current or future use of the Premises, including, without limitation, the use for residential or commercial purposes, the present and future condition and operating

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state of any and all machinery or equipment in the Premises and the present or future structural and physical condition of the Building or its suitability for rehabilitation or renovation, the ownership or state of title of any Personal Property, the quantity, quality or condition of the Personal Property or Fixtures, the use or occupancy of the Premises or any part thereof, or any other matter or thing affecting or relating to the Premises, the Property or the transactions contemplated hereby, except as specifically set forth in this Agreement or in any Closing Documents.

B. Purchaser has not relied and is not relying upon any representations or warranties or upon any statements made in any informational materials with respect to the Premises provided by Seller or any other person or entity, or any shareholder, employee, agent, attorney or other person representing or purporting to represent Seller, other than the representations and warranties expressly set forth in this Agreement or in any Closing Documents. The parties hereto agree that the Personal Property included in this sale, which is or may be attached to or used in connection with the Premises, has no significant separate value except in conjunction with the Premises. No part of the Purchase Price is attributable to the Personal Property.

C. The provisions of this Article 24 shall survive the Closing.

25.        Environmental Matters. Without limiting the generality of Article 24, Purchaser acknowledges that it has had an opportunity to conduct its own investigation of the Property, including the Premises, with regard to Hazardous Materials and compliance of the Premises and the Property with Relevant Environmental Laws. Purchaser is aware (or has had sufficient opportunity to become aware) of the environmental, biological and pathogenic conditions of, affecting or related to the Premises and Purchaser agrees to take the Premises subject to such conditions. Purchaser agrees to assume all costs and liabilities arising out of or in any way connected to the Premises, including, but not limited to those arising out of Hazardous Materials and Relevant Environmental Laws. Purchaser hereby releases Seller, its principals and affiliates, and their respective officers, directors, members, managers, partners, agents, employees, successors and assigns, from and against any and all claims, counterclaims and causes of action which Purchaser may now or in the future have against any of the foregoing parties arising out of the existence of Hazardous Materials affecting the Premises. The provisions of this Article 25 shall survive the Closing.

26.        Tax Certiorari Proceedings.

A. If any tax reduction or tax certiorari proceedings in respect of the Premises relating to any fiscal year ending prior to the fiscal year in which the Closing occurs are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of the Premises relating to the fiscal year in which the Closing occurs are pending at the time of the Closing, then Seller reserves and shall have the right to continue to prosecute and/or settle the same, provided, however, that Seller shall not settle any such proceeding without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed, and Purchaser shall be entitled to that portion of any refund relating to the period from and after the Closing in accordance with Section 7(D). Purchaser shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings. Purchaser shall have the sole right to prosecute any tax proceedings

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in respect of the Premises relating to any fiscal year ending after the fiscal year in which the Closing occurs. Seller, at no out of pocket cost or liability to Seller, shall reasonably cooperate with Purchaser in connection with the prosecution of any such tax proceedings.

B. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to the period prior to the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to the period from and after the Closing shall belong to and be the property of Purchaser; provided, however, that if any such refund creates an obligation to reimburse any Tenants for any Overage Rent paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Lease to such Tenant) shall, at Seller’s election, either (i) be paid to Purchaser and Purchaser shall disburse the same to such Tenants or (ii) be paid by Seller directly to the Tenants entitled thereto. All reasonable attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively (without regard to any amounts reimbursable to Tenants), provided, however, that Purchaser shall not be required to fund any portion of the cost of obtaining such refunds or savings which exceeds the amount of the refund or savings which is allocated to Purchaser.

C. The provisions of this Article 26 shall survive the Closing.

27.        Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement (in each case, a “Notice”) must be in writing and sent to the party to which the Notice is being made by nationally recognized overnight courier or delivered by hand with receipt acknowledged in writing as follows:

To Seller:

c/o Monday Properties Monday Properties 230 Park Avenue New York, New York 10169 Attention: Anthony Westreich and Brian Robin

with a copy to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: David Herman, Esq.

and to:

Rockpoint Group, L.L.C. 500 Boylston Street, Suite 1880 Boston, Massachusetts 02116 Attention: Paisley Boney

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with a copy to:

Rockpoint Group, L.L.C. Woodlawn at Old Parkland 3953 Maple Avenue, Suite 300 Dallas, Texas 75219 Attention: Ron Hoyl

and a copy to:

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 Attention: Andrew Lance, Esq.

To Purchaser:

ARC NY1440BWY1, LLC c/o American Realty Capital New York Recovery REIT, Inc. 405 Park Avenue New York, New York 10022 Attention: Michael A. Happel

with a copy to:

ARC NY1440BWY1, LLC c/o American Realty Capital New York Recovery REIT, Inc. 405 Park Avenue New York, New York 10022 Attention: Jesse C. Galloway, Esq.

To Escrow Agent:

First American Title Insurance Company 633 Third Avenue New York, New York 10017 Attention: Stephen Farber, Esq. and Jason Gorbel, Esq.

All Notices (i) shall be deemed given upon the date of delivery if delivery is made before 5:00 PM (New York time) and, if delivered later, on the next business day after delivery of such Notice or the date of refusal to accept delivery of such Notice and (ii) may be given either by a party hereto or by such party’s attorney set forth above. The address for Notices to any party may be changed by such party by a written Notice served in accordance with this Section 27.

28.        Entire Agreement. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and all agreements heretofore had or made between the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of said parties.

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29.        Amendments. This Agreement may not be changed, modified or terminated, nor may any provision hereunder be waived, except by an instrument executed by the parties hereto.

30.        No Waiver. No waiver by either party of any failure or refusal to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

31.        Successors and Assigns. This Agreement shall inure to the benefit of, and shall bind the parties hereto and the heirs, executors, administrators, successors and permitted assigns of the respective parties.

32.        Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

33.        Section Headings; Incorporation of Exhibits. The headings of the various Articles and Sections of this Agreement have been inserted only for convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain or restrict any of the provisions of this Agreement. Unless otherwise provided in this Agreement, any reference in this Agreement to an Exhibit is understood to be a reference to the Exhibits annexed to this Agreement. All Exhibits annexed to this Agreement shall be incorporated into this Agreement as if fully set forth herein.

34.        Governing Law. This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New York, without reference to conflicts of laws principles. Each of the parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of relating to this Agreement. Any action brought hereunder shall be brought in a court of law located in the City, County and State of New York. The prevailing party in any such litigation shall be entitled to recovery of all of its fees and expenses (including reasonable legal fees) incurred in such action.

35.        Confidentiality. Except as may be required by law, the Securities and Exchange Commission (“SEC”) or in connection with any court or administrative proceeding and as expressly provided in this Section 35, neither Purchaser nor Seller nor either of their agents or designees controlled by them shall issue or cause the publication of any press release or other public announcement, or cause, permit or suffer any other disclosure which sets forth the terms of the transactions contemplated hereby (other than to Purchaser’s consultants, advisors, attorneys, accountants, lenders and investors or potential investors, who, in turn, shall be bound by this Article 35), without first obtaining the written consent of the other party hereto. Seller acknowledges and agrees that Purchaser or American Realty Capital New York Recovery REIT, Inc. may disclose in press releases, filings with governmental authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby as may be necessary or advisable under securities laws, rules or regulations, GAAP or other accounting rules or procedures or American Realty Capital New York Recovery REIT, Inc.’s

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prior custom, practice or procedure and Purchaser acknowledges and agrees that Seller and its owners may disclose in press releases, filings with governmental authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby as may be necessary or advisable under securities laws, rules or regulations, GAAP or other accounting rules or procedures or such owners’ prior custom, practice and procedure. Notwithstanding the foregoing, any press release or other public statement that names Seller its affiliates or the Property shall be subject to the prior approval of Seller, not to be unreasonably withheld or delayed.

36.        No Recording or Notice of Pendency. The parties hereto agree that neither this Agreement nor any memorandum hereof shall be recorded. Supplementing the other liabilities and indemnities of Purchaser to Seller under this Agreement, and notwithstanding any other provision of this Agreement (including, without limitation, any provision purporting to create a sole and exclusive remedy for the benefit of Seller), Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, costs, damages, liens, claims, counterclaims, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Seller arising from or by reason of the recording of this Agreement, any memorandum hereof, any notice of pendency or any other instrument against the Premises in any case, by Purchaser (unless Purchaser prevails in a final unappealable order against Seller in the action underlying such notice of pendency). The provisions of this Article 36 shall survive the Closing or termination of this Agreement.

37.        Assignment. Purchaser may not assign its rights or obligations under this Agreement or transfer any direct or indirect ownership or other interest in Purchaser without the prior written consent of Seller in its sole discretion, and any such assignment made without Seller’s consent shall be void ab initio.

38.        Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement.

39.        No Third Party Beneficiary. The provisions of this Agreement are not intended to benefit any third parties.

40.        Section 3.14 Audit. Seller covenants and agrees to cooperate with Purchaser, at Purchaser’s sole cost and expense, both prior to and after the Closing, at Purchaser’s sole cost and expense, in connection with any and all reasonable information requests made by or on behalf of Purchaser, which are required to complete a so-called “Section 314 audit”, including, but not limited to providing the following (to the extent applicable and in Seller’s possession or control or is information which Seller can obtain without cost or undue burden on Seller): (a) monthly historical income tax basis statements for the Premises for 2012; (b) monthly historical income tax basis statements for the Premises for 2013, year to date; (c) five (5) years of annual rent rolls for the Premises; (d) access to supporting documents relating to the items set forth herein (such as bills, checks, etc.); and (e) to the extent not subject to confidentiality, the most current financial statement for each of the Tenants to the extent such current financial statements are in the possession of Seller or its managing agent. In addition, Seller shall reasonably cooperate with Purchaser, at Purchaser’s sole cost and expense, both prior to and after the

45

Closing, in connection with any and all information requests made by or on behalf of Purchaser, provided that such information is in Seller’s possession or control or which Seller can obtain without undue burden on Seller, relating to the Property, including the books and records of the Property. For the avoidance of doubt, (i) Purchaser acknowledges that to the extent such information or documentation referred to above does not exist or is not in Seller’s possession or control, Seller shall not be required to recreate or obtain such documentation or information for Purchaser, and (ii) Purchaser’s failure or inability to conduct or complete such audit shall not constitute the failure of a condition to Purchaser’s obligation to consummate the Closing (it being acknowledged, however, that Seller has a continuing obligation to comply with this Article 40). The provisions of this Article 40 shall survive the Closing until the third (3rd) anniversary of the Closing to the extent requests are made by the SEC; provided, however, that nothing in this Article 40 shall obligate Seller to incur any costs or remain in existence or prevent the Seller from dissolving after the Closing (subject to Seller’s other obligations pursuant to this Agreement).

41.        Consequential and Punitive Damages. Each of Seller and Purchaser waives any right to sue the other for any consequential or punitive damages for matters arising under this Agreement. The provisions of this Article 41 shall survive Closing or termination of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, this Sale-Purchase Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

1440 BROADWAY OWNER, LLC
a Delaware limited liability company
By:	/s/Ron J. Hoyl
	Name:	Ron J. Hoyl
	Title:	Vice President

PURCHASER:

ARC NY1440BWY1, LLC,
a Delaware limited liability company
By:	/s/ Michael A. Happel
	Name:	Michael A. Happel
	Title:	Executive Vice President and Chief Investment Officer

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The undersigned has executed this Agreement solely to confirm its acceptance of the duties of Escrow Agent as set forth in Article 19 hereof:
FIRST AMERICAN TITLE INSURANCE COMPANY
By:	/s/ Stephen Farber
Name: Stephen Farber
Title: Vice President

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EXHIBIT A

Description of Land

All that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New fork, bounded and described as follows:

BEGINNING at a point on the northerly side of 40th Street, distant 279 feet 6 inches westerly from the northwesterly comer of Avenue of the Americas (formerly Sixth Avenue) and 40th Street;

RUNNING THENCE westerly along the northerly side of 40th Street 203 feet 10-1/2 inches to the intersection of the easterly side of Broadway with the northerly side of 40th Street;

RUNNING THENCE northerly along the easterly side of Broadway 128 feet 1-1/2 inches to the southerly line of Lot Number 191 on “Map of Property belonging to the corporation of the City of New York, situated in the vicinity of the Distributing Reservoir”, December 1844 by Daniel Ewen, C.S., filed in the Office of the Register of the County of New York;

THENCE easterly along the southerly line of said Lot 92 feet 8-1/2 inches to the westerly line of Lot Number 189 on said Map;

THENCE southerly parallel with Avenue of the Americas and along the westerly line of Lot Number 189, 24 feet 8-1/4 inches to the center line of the block;

THENCE easterly along the same 59 feet 11-1/2 inches to the easterly side of the premises on which the Hotel Vendome stands or formerly stood;

THENCE northerly along the same 98 feet 9 inches to the southerly side of 41st Street at a point 173 feet 2-1/2 inches east of Broadway as measured along the southerly side of 41st Street;

THENCE easterly along the southerly side of 41st Street 65 feet 1-1/2 inches to the westerly line of Lot Number 184 on said map;

THENCE southerly along the same 98 feet 9 inches to the center line of the block;

THENCE easterly along the center line of the block 20 feet 6 inches;

THENCE southerly parallel with Avenue of the Americas 98 feet 9 inches to the point or place of BEGINNING.

Said premises now being known as and by the Street Number 1440 Broadway.

Exhibit A-1

EXHIBIT 1(A)

Existing Brokerage Agreements

[See Attached]

Exhibit 1(A)-1

EXHIBIT 1(B)

Description of Leases

[See Attached]

Exhibit 1(B)-1

EXHIBIT 1(C)

Description of Surviving Contracts

[See Attached]

Exhibit 1(C)-1

EXHIBIT 4(A)(i)

Title Objections

The items listed below are all references to the Commitment.

1)	Schedule B-I
2)	Scheduled B-II, item 1 should read as follows: Rights of tenants or persons in possession as tenants only, if any, pursuant to unrecorded leases without purchase options or rights of first refusal.
3)	Schedule B-II, item 2 should read as follows: Taxes, tax liens, tax sales, water rates, sewer rents and assessments, in each case as a lien not yet due and payable.
4)	Schedule B-II, item 3 – unless the title company reads in the survey
5)	Schedule B-II, item 4
6)	Schedule B-II, items 8 through 18

Exhibit 4(A)(i)-1

EXHIBIT 8(A)(i)

FORM OF DEED

Bargain and Sale Deed

Without Covenant Against Grantor’s Acts

1440 BROADWAY OWNER, LLC,

a Delaware limited liability company

TO

[_____________________________________],

a [__________________________________________]

ADDRESS: 1440 Broadway, New York, New York

BLOCK:	993
LOT:	11
COUNTY:	New York

RETURN BY MAIL TO:

_______________________

Exhibit 8(A)(i)-1

BARGAIN AND SALE DEED WITHOUT COVENANT AGAINST GRANTOR’S ACTS THIS INDENTURE, made as of this ____ day of _____________, 201__.

BETWEEN 1440 BROADWAY OWNER, LLC a Delaware limited liability company, having an address c/o Monday Properties, 230 Park Avenue, New York, New York 10169, party of the first part, and ___________________________________________, with offices at ____________________________________, party of the second part.

WITNESSETH, that the party of the first part, in consideration of ten dollars and other valuable consideration paid by the party of the second part, does hereby grant and release unto the party of the second part, the heirs or successors and assigns of the party of the second party forever,

ALL that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the City, County and State of New York, more commonly known as 1440 Broadway, New York, New York, designated as Block 993, Lot 11 in the county of New York, as shown on the Tax Map of the City of New York, and more particularly described on Exhibit A attached hereto and hereby made part hereof;

BEING the same premises conveyed to the party of the first part by 1440 Partners, LLC, a Delaware limited liability company, pursuant to that Bargain and Sale Deed, dated August 8, 2007, and recorded August 31, 2007 at CRFN 2007000451539 in the Office of the City Register of the City of New York;

TOGETHER with all right, title and interest, if any, of the party of the first part in and to any streets and roads abutting the above described premises to the center lines thereof; TOGETHER with the appurtenances and all the estate and rights of the party of the first part in and to said premises;

TO HAVE AND TO HOLD the premises herein granted unto the party of the second part, the heirs or successors and assigns of the party of the second part forever.

AND the party of the first part, in compliance with Section 13 of the Lien Law, covenants that the party of the first part will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose. The word “party” shall be construed as if it read “parties” whenever the sense of this indenture so requires.

IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and year first above written.

In Presence of:                                                 1440 BROADWAY OWNER, LLC,

a Delaware limited liability company

By: ______________________________

Name:

Title:

Exhibit 8(A)(i)-2

STATE OF NEW YORK

COUNTY OF NEW YORK

On the _____ day of _______ in the year 201___ before me, the undersigned, a Notary Public in and for said State, personally appeared ________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Signature and Office of individual taking acknowledgement

Exhibit 8(A)(i)-3

Exhibit A

Legal Description

All that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New fork, bounded and described as follows:

BEGINNING at a point on the northerly side of 40th Street, distant 279 feet 6 inches westerly from the northwesterly comer of Avenue of the Americas (formerly Sixth Avenue) and 40th Street;

RUNNING THENCE westerly along the northerly side of 40th Street 203 feet 10-1/2 inches to the intersection of the easterly side of Broadway with the northerly side of 40th Street;

RUNNING THENCE northerly along the easterly side of Broadway 128 feet 1-1/2 inches to the southerly line of Lot Number 191 on “Map of Property belonging to the corporation of the City of New York, situated in the vicinity of the Distributing Reservoir”, December 1844 by Daniel Ewen, C.S., filed in the Office of the Register of the County of New York;

THENCE easterly along the southerly line of said Lot 92 feet 8-1/2 inches to the westerly line of Lot Number 189 on said Map;

THENCE southerly parallel with Avenue of the Americas and along the westerly line of Lot Number 189, 24 feet 8-1/4 inches to the center line of the block;

THENCE easterly along the same 59 feet 11-1/2 inches to the easterly side of the premises on which the Hotel Vendome stands or formerly stood;

THENCE northerly along the same 98 feet 9 inches to the southerly side of 41st Street at a point 173 feet 2-1/2 inches east of Broadway as measured along the southerly side of 41st Street;

THENCE easterly along the southerly side of 41st Street 65 feet 1-1/2 inches to the westerly line of Lot Number 184 on said map;

THENCE southerly along the same 98 feet 9 inches to the center line of the block;

THENCE easterly along the center line of the block 20 feet 6 inches;

THENCE southerly parallel with Avenue of the Americas 98 feet 9 inches to the point or place of BEGINNING.

Said premises now being known as and by the Street Number 1440 Broadway.

Exhibit 8(A)(i)-1

EXHIBIT 8(A)(ii)

FORM OF BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS,

That, subject to the terms and conditions hereinafter set forth, 1440 BROADWAY OWNER, LLC, a Delaware limited liability company having an address c/o Monday Properties, 230 Park Avenue, New York, New York 10169 (collectively, “Seller”) for and in consideration of the sum of Ten Dollars ($10.00), lawful money of the United States, to it in hand paid at or before delivery of these presents by __________________________, a ____________ having an address at _________________________________ (“Purchaser”), the receipt of which is hereby acknowledged, has bargained and sold, and by these presents does grant and convey unto Purchaser its successors and assigns all right, title and interest of Seller in and to all of the Personal Property (as such term is defined in that certain Sale-Purchase Agreement dated ________, 201__, between Seller and Purchaser (the “Agreement”)).

Seller grants and conveys the Personal Property unto Purchaser without recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation and warranty, if any, regarding the Personal Property as is set forth in the Agreement shall survive the closing of title thereafter, and subject to the limitations contained herein).

TO HAVE AND TO HOLD the same unto Purchaser, its successors and assigns forever.

SELLER HAS MADE NO WARRANTY THAT THE PERSONAL PROPERTY COVERED BY THIS BILL OF SALE IS MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE AND THE SAME IS SOLD IN AN “AS IS” “WHERE IS” CONDITION EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THE AGREEMENT. BY ACCEPTANCE HEREOF, PURCHASER AFFIRMS THAT IT HAS NOT RELIED ON ANY WARRANTY OF SELLER WITH RESPECT TO THE PERSONAL PROPERTY EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THE AGREEMENT AND THAT THERE ARE NO REPRESENTATIONS OR WARRANTEES, EXPRESSED, IMPLIED OR STATUTORY (EXCEPT TO THE EXTENT AND ONLY FOR SO LONG AS ANY REPRESENTATION AND WARRANTY, IF ANY, REGARDING THE PERSONAL PROPERTY AS SET FORTH IN THE AGREEMENT SHALL SURVIVE THE CLOSING OF TITLE THEREUNDER, AND SUBJECT TO THE LIMITATIONS CONTAINED THEREIN).

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York.

This Bill of Sale shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature page follows immediately]

Exhibit 8(A)(ii)-1

IN WITNESS WHEREOF, Seller has caused this instrument to be duly executed this day of ________________, 201__.

SELLER:
1440 BROADWAY OWNER, LLC,
a Delaware limited liability company
By:
Name:
Title:

Exhibit 8(A)(ii)-2

EXHIBIT 8(A)(iii)

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”), made as of the ____ day of _________, 201__, between 1440 BROADWAY OWNER, LLC, a Delaware limited liability company having an address c/o Monday Properties, 230 Park Avenue, New York, New York 10169 (“Assignor”) and [__________________________], a [_____________________], with offices at [_____________________________________________] (“Assignee”):

RECITALS

WHEREAS, pursuant to that certain Sale-Purchase Agreement dated ________, 201__, between Assignor, as seller, and Assignee, as purchaser (the “Agreement”), Assignor is selling the Premises (as such term is more particularly described in the Agreement) to Assignee.

NOW THEREFORE, in consideration of the foregoing promises, covenants and undertakings contained in this Assignment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ASSIGNMENT AND ASSUMPTION

1. Assignor hereby assigns, transfers, sets-over, delivers and conveys unto Assignee all of the rights, title and interest of Assignor, as landlord, under the Leases (as such term is defined in the Agreement), all security deposits paid by Assignor, all guaranties of the Tenant’s obligations under the Leases, if any, and all letters of credit delivered to Assignor pursuant to the Leases described in Schedule A annexed hereto and incorporated herein by this reference, and all rents, issues and profits arising therefrom (subject to adjustment as set forth in the Agreement), TO HAVE AND TO HOLD all and singular subject as aforesaid, unto Assignee. This conveyance is made without any recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation and warranty, if any, regarding the Leases, security deposits, guaranties and/or letters of credit as is set forth in the Agreement shall survive the closing of title thereunder, and subject to the limitations contained therein).

2. Assignee assumes all of Assignor’s obligations imposed upon landlord under the Leases and liabilities, in each case, arising on or after the date hereof to be performed by Assignor, as landlord, under the Leases, for the duration of the respective terms thereof.

3. Assignee and Assignor acknowledge and agree that there are no advance rents or other deposits (other than Security Deposits, as defined in the Agreement) being held by Assignor under the Leases.

4. Assignee does hereby for itself and its legal representatives, successors and assigns agree to indemnify and save harmless Assignor and its legal representatives, successors and assigns, from and against any and all liability, claims, counterclaims, costs, charges, expenses, losses, damages, fees and expenses, including, but not limited to, reasonable attorneys’

Exhibit 8(A)(iii)-1

fees and expenses and the costs of prosecuting the within indemnification, arising from or as a result of Assignee’s acts or omissions, arising from and after the date hereof, asserted by any of tenants or any person or persons claiming under any of them with respect to any such Leases.

5. This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4. This Assignment may be signed in multiple counterparts which, when taken together and signed by all parties and delivered to any other party hereto, shall constitute a binding Assignment between the parties.

5. This Assignment shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of laws principles.

6. Assignor and Assignee shall each execute and deliver such additional documents and take such further actions as the other party may reasonably request to effectuate the purpose of this Assignment.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this instrument as of the date first set forth above.

ASSIGNOR:
1440 BROADWAY OWNER, LLC,
a Delaware limited liability company
By:
Name:
Title:

ASSIGNEE:
[_____________________________],
a _____________________
By:
Name:
Title:

Exhibit 8(A)(iii)-2

Schedule A

Exhibit 8(A)(iii)-3

EXHIBIT 8(A)(iv)

FORM OF ASSIGNMENT AND ASSUMPTION OF SURVIVING CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment”), made as of the ____ day of _________, 201__, between 1440 BROADWAY OWNER, LLC, a Delaware limited liability company having an address c/o Monday Properties, 230 Park Avenue, New York, New York 10169 (“Assignor”) and [__________________________], a [_____________________], with offices at [_____________________________________________] (“Assignee”):

RECITALS

WHEREAS, pursuant to that certain Sale-Purchase Agreement dated ________, 201__, between Assignor, as seller, and Assignee, as purchaser (the “Agreement”), Assignor is selling the Premises (as such term is more particularly described in the Agreement) to Assignee.

NOW THEREFORE, in consideration of the foregoing promises, covenants and undertakings contained in this Assignment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ASSIGNMENT AND ASSUMPTION

1. Assignor hereby assigns, transfers, sets-over, delivers and conveys unto Assignee all of the rights, title and interest of Assignor under the Surviving Contracts (as defined in the Agreement), TO HAVE AND TO HOLD all and singular subject as aforesaid, unto Assignee. This conveyance is made without any recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation, warranty and/or covenant, if any, regarding the Surviving Contracts as is set forth in the Agreement shall survive the closing of title thereunder, and subject to the limitations contained therein).

2. Assignee assumes all obligations of Assignor under the Surviving Contracts and liabilities, in each case, arising on or after the date hereof to be performed by Assignor under the Surviving Contracts, for the duration of the respective terms thereof.

3. Assignee does hereby for itself and its legal representatives, successors and assigns agree to indemnify and save harmless Assignor and its legal representatives, successors and assigns, from and against any and all liability, claims, counterclaims, costs, charges, expenses, losses, damages, fees and expenses, including, but not limited to, reasonable attorneys’ fees and expenses and the costs of prosecuting the within indemnification, arising from or as a result of Assignee’s acts or omissions, arising from and after the date hereof, with respect to any such Surviving Contracts.

4. This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Exhibit 8(A)(iv)-1

5. This Assignment may be signed in multiple counterparts which, when taken together and signed by all parties and delivered to any other party hereto, shall constitute a binding Assignment between the parties.

6. This Assignment shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of laws principles.

7. Assignor and Assignee shall each execute and deliver such additional documents and take such further actions as the other party may reasonably request to effectuate this Assignment.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this instrument as of the date first set forth above.

ASSIGNOR:
1440 BROADWAY OWNER, LLC,
a Delaware limited liability company
By:
Name:
Title:

ASSIGNEE:
[_____________________________],
a _____________________
By:
Name:
Title:

Exhibit 8(A)(iv)-2

EXHIBIT 8(A)(vii)

FORM OF FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform [_______________________] (“Purchaser”), that withholding of tax is not required upon the disposition by 1440 BROADWAY OWNER, LLC (“Seller”) of a U.S. real property interest, the undersigned hereby certifies the following on behalf of Seller:

1. Seller is the owner of the property located in the County, City and State of New York, having an address of 1440 Broadway New York, New York;

2. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

3. Seller's U.S. employer identification number is [_____________]; and

4. Seller's address is c/o Monday Properties, 230 Park Avenue, New York, New York 10169.

5. Seller understands that this certification may be disclosed to the Internal Revenue Service by Purchaser and that any false statement contained herein could be punished by fine, imprisonment or both.

6. Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Dated: [______________] [__], 2013

1440 BROADWAY OWNER, LLC,

a Delaware limited liability company

By: ______________________________

Name:

Title:

Exhibit 8(A)(vii)-1

EXHIBIT 8(A)(viii)

FORM OF TENANT NOTICE LETTER

1440 BROADWAY OWNER, LLC

c/o Monday Properties
230 Park Avenue
New York, New York 10169

_________, 201__

By Certified Mail -

Return Receipt Requested

(Name/Address of Tenant)

Re: Lease For _________ at 1440 Broadway,

New York, NY (the “Premises”)

Dear Sir or Madam:

Please be advised that effective as of the date of this letter:

(1) 1440 Broadway Owner, LLC (“Seller”) has conveyed, all of its right, title and interest in and to the Premises, including its interest as landlord under your lease, to ______________________________, a __________________, having an address at ___________________________________ (“Purchaser”);

(2) Purchaser has assumed the landlord’s obligations under your lease arising from and after the date hereof; and

Accordingly, you are hereby notified that all future rent and additional rent payments due under your lease affecting the above-referenced premises should be delivered to:

and any notices, inquiries or requests regarding such lease should be delivered to:

In addition, all unapplied security deposits and letters of credit held by Seller, if any, together, in the case of security deposits, with any interest earned thereon, have been transferred to Purchaser.

[Signature page follows immediately]

Exhibit 8(A)(viii)-1

Very truly yours, 1440 BROADWAY OWNER, LLC, a Delaware limited liability company By: ______________________________ Name: Title:
Exhibit 8(A)(viii)-2

EXHIBIT 8(A)(ix)

FORM OF CONTRACTOR NOTICE LETTER

1440 BROADWAY OWNER, LLC

c/o Monday Properties
230 Park Avenue
New York, New York 10169

_____________ ___, 20__

By Certified Mail -

Return Receipt Requested

(Name/Address of Contractor)

Re: Contract (the “Contract”) by and between [___________________] and [_________________] concerning the property (the “Premises”) located at 1440 Broadway, New York, New York.

Dear Sir or Madam:

Please be advised that effective as of the date of this letter:

(1) 1440 BROADWAY OWNER, LLC ( “Seller”), has conveyed all of its right, title and interest in and to the Premises, including all of its rights and obligations in connection with the Contract, to [_____________] (“Purchaser”) ; and

(2) Purchaser has assumed Seller’s obligations under the Contract arising from and after the date hereof.

Accordingly, you are hereby notified that any notices, inquiries or requests regarding the Contract, should be delivered to:

Attn.:

[Signature page follows immediately]

Exhibit 8(A)(ix)-1

Very truly yours, 1440 BROADWAY OWNER, LLC, a Delaware limited liability company By: ______________________________ Name: Title:

Exhibit 8(A)(ix)-2

EXHIBIT 8(A)(xvi)

FORM OF ASSIGNMENT AND ASSUMPTION OF CBAS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment”), made as of the ____ day of _________, 201__, between 1440 BROADWAY OWNER, LLC, a Delaware limited liability company having an address c/o Monday Properties, 230 Park Avenue, New York, New York 10169 (“Assignor”) and [__________________________], a [_____________________], with offices at [_____________________________________________] (“Assignee”):

RECITALS

WHEREAS, pursuant to that certain Sale-Purchase Agreement dated ________, 201__, between Assignor, as seller, and Assignee, as purchaser (the “Agreement”), Assignor is selling the Premises (as such term is more particularly described in the Agreement) to Assignee.

NOW THEREFORE, in consideration of the foregoing promises, covenants and undertakings contained in this Assignment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ASSIGNMENT AND ASSUMPTION

1. Assignor hereby assigns, transfers, sets-over, delivers and conveys unto Assignee all of the rights, title and interest of Assignor under the CBAs (as defined in the Agreement), TO HAVE AND TO HOLD all and singular subject as aforesaid, unto Assignee. This conveyance is made without any recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation, warranty and/or covenant, if any, regarding the CBAs as is set forth in the Agreement shall survive the closing of title thereunder, and subject to the limitations contained therein).

2. Assignee assumes all obligations of Assignor under the CBAs and liabilities, in each case, arising on or after the date hereof to be performed by Assignor under the CBAs, for the duration of the respective terms thereof.

3. Assignee does hereby for itself and its legal representatives, successors and assigns agree to indemnify and save harmless Assignor and its legal representatives, successors and assigns, from and against any and all liability, claims, counterclaims, costs, charges, expenses, losses, damages, fees and expenses, including, but not limited to, reasonable attorneys’ fees and expenses and the costs of prosecuting the within indemnification, arising from or as a result of Assignee’s acts or omissions, arising from and after the date hereof, with respect to any such CBAs.

4. Assignor does hereby for itself and its legal representatives, successors and assigns agree to indemnify and save harmless Assignee and its legal representatives, successors and assigns, from and against any and all liability, claims, counterclaims, costs, charges, expenses, losses, damages, fees and expenses, including, but not limited to, reasonable attorneys’ fees and

Exhibit 8(A)(xvi)-1

expenses and the costs of prosecuting the within indemnification, arising from or as a result of Assignor’s acts or omissions, arising prior to the date hereof, with respect to any such CBAs.

5. This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6. This Assignment may be signed in multiple counterparts which, when taken together and signed by all parties and delivered to any other party hereto, shall constitute a binding Assignment between the parties.

7. This Assignment shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of laws principles.

8. Assignor and Assignee shall each execute and deliver such additional documents and take such further actions as the other party may reasonably request to effectuate this Assignment.

Exhibit 8(A)(xvi)-2

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this instrument as of the date first set forth above.

ASSIGNOR:

1440 BROADWAY OWNER, LLC,

a Delaware limited liability company

By: ______________________________

Name:

Title:

ASSIGNEE:

[_____________________________],

a _____________________

By:

Name:

Title:

Exhibit 8(A)(xvi)-3

EXHIBIT 8(A)(xvii)

FORM OF TITLE AFFIDAVIT

1440 BROADWAY OWNER, LLC

c/o Monday Properties
230 Park Avenue
New York, New York 10169

TITLE NO.:

DATED: As of _________, 201__

STATE OF NEW YORK                     )

) ss:

COUNTY OF NEW YORK                 )

1440 BROADWAY OWNER, LLC, each a Delaware limited liability company, (collectively, “Seller”), certify to [______________________] (the “Title Company”), in connection with the sale of the Premises (hereinafter defined) to [______________________________], a [_____________________________], and as an inducement to Title Company to omit or modify certain exceptions raised in Title Company’s owner’s title commitment to Seller, that:

1. For the purposes of this Certificate, “Premises” shall mean 1440 Broadway, New York, New York.

2. No work has been done upon the Premises by the City of New York nor has any demand been made by the City of New York for any such work that may result in charges by the New York City Department of Rent and Housing Maintenance, Emergency Services or charges by the New York City Department for Environmental Protection for water tap closings or any related work.

3. No inspection fees, permit fees, elevator(s), sign, boiler or other charges have been levied, charged, created or incurred against the Premises that may become a tax or other lien pursuant to Section 26-128 (formerly Section 643a-14.0) of the Administrative Code of the City of New York, as amended by Local Laws 10 of 1981 and 25 of 1984, and Section 27-4029.1 of the Administrative Code of the City of New York as amended by LL 43 (1988) or any other section of law.

4. No bankruptcy or insolvency proceedings have been commenced by or against the Seller.

5. Each of the tenants of the Premises claiming through Seller is in possession as a tenant only under a written lease agreement.

6. The required RPIE statement was filed on or before September 3, 2013, and there are no outstanding penalties or late charges owed in connection with the filing of the same.

Exhibit 8(A)(xvii)-1

1440 BROADWAY OWNER, LLC, a Delaware limited liability company By: ______________________________ Name: Title:

Sworn to before me this

____ day of ________, 201__

______________________

Notary Public

Exhibit 8(A)(xvii)-2

EXHIBIT 8(A)(xxi)

FORM OF MASTER LEASE

LEASE AGREEMENT

This LEASE AGREEMENT (this “Agreement”) dated as of the ___ day of October 2013 between ARC NY1440BWY1, LLC, a Delaware limited liability company (hereinafter referred to as “Landlord”), and 1440 BROADWAY OWNER, LLC, a Delaware limited liability company (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, Landlord is the owner of the building known as 1440 Broadway, New York, New York (the “Building”),

WHEREAS, Tenant has requested that Landlord grant Tenant the right to use the storage space in the basement of the Building as more particularly shown on Exhibit “A” attached hereto and made a part hereof (the “Premises”); and

WHEREAS, Landlord has agreed to Tenant’s aforementioned request subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Premises. Landlord does hereby grants Tenant the right to use, and Tenant does hereby accept from Landlord, the Premises.

2. Use. Tenant shall use and occupy the Premises, and Tenant shall cause any other person or entity claiming by, through or under Tenant to use the Premises, in either case only as storage space, or general, executive and administrative offices to the extent permitted by law.

3. Term. The term (the “Term”) of this Agreement shall commence on the date hereof (the “Commencement Date”) and end on [the date immediately preceding the second anniversary of the Commencement Date] (the “Fixed Expiration Date”).

4. Fixed Rent. Tenant shall pay to Landlord fixed rent for the Premises (the “Fixed Rent”) in an amount equal to One Million Eight Hundred Thousand Dollars ($1,800,000.00) per annum ($150,000.00 per month), which amount shall be payable in equal monthly installments on the first (1st) day of each calendar month commencing on the Commencement Date and ending on the Fixed Expiration Date. If the Commencement Date is not on the first (1st) day of a calendar month or the Fixed Expiration Date is not the last day of a calendar month, then, in either case, the Fixed Rent for the calendar month in which the

Exhibit 8(A)(xxi)-1

Commencement Date occurs or the Fixed Expiration Date occurs, as the case may be, shall be prorated on a per diem basis based on the actual number of days in the applicable calendar month.

5. Delivery Condition. Tenant acknowledges and agrees that the Premises is being delivered to Tenant and Tenant shall accept the Premise in its "as is" condition as of the Commencement Date. Tenant acknowledges that Landlord has not made nor does Landlord make any representations or promises with respect to the Building, or the Premises. Tenant hereby agrees that Landlord has no obligation to perform any work or otherwise prepare the Premises for Tenant’s use.

6. Alterations. Tenant shall have no right to make or cause to be made any alterations, installations, improvements, additions or other physical changes in, about or to the Premises without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

7. Services. Landlord shall have no liability to Tenant in the event electricity, heat or air conditioning or any other service or facility shall be stopped, interrupted or reduced for any reason.

8. Good Order and Condition. Tenant, at its sole cost and expense, shall keep the Premises in good order and condition. Tenant shall place all refuse and rubbish in designated containers and shall transport such containers to the trash room or dumpster designated by Landlord for the disposal of such refuse and rubbish. Any damage caused to the Premises during the Term by Tenant, its employees, agents or representatives, shall be repaired by Tenant, ordinary wear and tear excepted, unless caused by Landlord or Landlord’s representatives.

9. No Assignment. Tenant shall not be permitted to assign, alienate, transfer or convey its rights under this Agreement without the prior consent of Landlord, which consent may be granted or withheld in the sole discretion of Landlord.

10. Waiver of Trial by Jury. The respective parties hereto shall, and they hereby do, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement and/or any claim of injury or damage. Tenant waives its right to bring counterclaims in any action or proceeding to recover possession of the Premises.

11. Notices. Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to this Agreement or pursuant to any applicable law or requirement of public authority (herein collectively called “notices”) shall be in writing (whether or not so stated elsewhere in this Agreement) and shall be deemed to have been properly given, rendered or made when delivered personally, one (1) day after being sent by a nationally recognized overnight courier service (such as, for example, Federal Express), or three (3) days after being sent by certified mail, return receipt requested, addressed to the other party as follows:

If to Landlord:

Exhibit 8(A)(xxi)-2

c/o American Realty Capital New York Recovery REIT, Inc.

405 Park Avenue

New York, New York 10022

Attention: Jesse C. Galloway, Esq.

If to Tenant:

Rockpoint Group, LLC

500 Boylston Street, Suite 1880

Boston, Massachusetts 02116

Attention: Paisley Boney

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Andrew Lance, Esq

Either party may, by notice as aforesaid, designate a different address or addresses for notices intended for it.

12. Waiver. The failure of either party to insist, in any one or more instances, upon the strict performance of any one of the covenants, agreements, terms, provisions or conditions of this Agreement or to exercise any election herein contained shall not be construed as a waiver or relinquishing for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect.

13. Acknowledgment. This Agreement is not to be construed as in any way granting to you any real property interest in the Premises. This Agreement merely grants to you the right to enter upon and use the Premises during the Term in accordance with the terms and conditions hereof.

14. Surrender.

(a) On the termination of this Agreement, or upon a re-entry by Landlord upon the Premises, Tenant shall surrender and deliver to Landlord vacant and exclusive possession of the Premises (i) in good order and condition, ordinary wear and tear excepted, (ii) with all of Tenant’s personal property removed therefrom, and (iii) free and clear of all letting, occupancies, liens and encumbrances created by Tenant.

(b) If possession of the Premises is not surrendered and delivered to Landlord in accordance with this Agreement on the termination of this Agreement, or upon a re-entry by Landlord upon the Premises, then Tenant shall pay to Landlord on account of use and occupancy of the Premises, for each month (or any portion thereof) during which Tenant (or any person or entity claiming by, through or under Tenant) holds over in the Premises, an amount

Exhibit 8(A)(xxi)-3

equal to two hundred percent (200%) of the Fixed Rent payable under this Agreement during the last month of the Term. Landlord's right to collect such amount from Tenant for use and occupancy shall be in addition to any other rights or remedies that Landlord may have hereunder or at law or in equity (including, without limitation, Landlord’s right to recover Landlord’s damages from Tenant that derive from vacant and exclusive possession of the Premises not being surrendered to Landlord in accordance with the terms hereof). Nothing contained in this Section 14 shall permit Landlord to retain possession of the Premises after the termination of this Agreement, or upon a re-entry by Landlord upon the Premises, or limit in any manner Landlord's right to regain possession of the Premises, through summary proceedings or otherwise. Landlord's acceptance of any payments from Tenant after the termination of this Agreement, or upon a re-entry by Landlord upon the Premises, shall be deemed to be on account of the amount to be paid by Tenant in accordance with the provisions of this Section 14.

15. Broker. Each party hereto covenants, warrants, and represents that it has had no dealings, conversations, or negotiations with any broker concerning the execution and delivery of this Agreement. Each party hereto agrees to indemnify and hold harmless the other party against and from any claims for any brokerage commissions and all costs, expenses, and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements, arising out of its respective representations and warranties contained in this Section 15 being untrue. The provisions of this Section 15 shall survive the expiration or earlier termination of the Term.

16. Insurance. Landlord shall obtain and keep in full force and effect during the Term a policy of commercial general public liability and property damage insurance, with a broad form contractual liability endorsement, naming Landlord as the insured thereunder, and Tenant as an additional insured thereunder. Landlord shall obtain and keep in full force and effect insurance against loss or damage by fire and other casualty to the Premises, under a standard form "all risk" insurance policy. Tenant and Landlord shall each obtain an appropriate clause in, or endorsement on, their respective property policies obtained in accordance herewith, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery.

17. Casualty and Condemnation. If the Premises or any other portion of the Building is damaged by fire or other casualty or is taken by eminent domain, this Agreement shall continue in full force and effect. Tenant shall not be entitled to a reduction or abatement of Fixed Rent as a result of damage by fire or other casualty to the Building or any taking by eminent domain.

18. Termination. In addition to any and all other rights or remedies provided in this Agreement or which Landlord may have at law, in equity, or otherwise, if Tenant fails to comply with any obligations imposed upon Tenant hereunder, Landlord will have the right, after thirty (30) days’ notice to Tenant for any such non-compliance (which will be stated with particularity in such notice) and Tenant’s failure to remedy same within such period (or if such non-compliance cannot be remedied within such thirty (30) day period, Tenant’s failure to commence within such period and diligently pursue such cure to completion), to terminate this Agreement on the date specified by us in such notice as if such date were the date herein fixed for the expiration of the Term and Tenant will immediately quit and surrender the Premises in

Exhibit 8(A)(xxi)-4

accordance with the terms hereof.

19. Tenant’s Indemnity Obligations. Tenant agrees to indemnify and hold Landlord, its partners, directors, officers, principals, employees, agents, and representatives (collectively, “Landlord Parties”) harmless against (i) all claims of whatever nature against Landlord Parties arising from any act, omission or negligence by Tenant, its directors, officers, employees, agents, and representatives, and (ii) all claims against Landlord Parties arising from any accident, injury or damage to property or persons occurring in or about the Premises during the Term, except in either case for claims arising from the gross negligence or willful misconduct by Landlord or the Landlord Parties.

20. Access. Landlord and its agents shall have the right, from time to time, throughout the Term, to enter any portion of the Premises at all times as are reasonably acceptable to Tenant, upon reasonable prior notice, (i) to examine the Premises, and to make or plan such repairs, alterations, improvements or additions as Landlord may deem in its sole discretion necessary or desirable to the Premises, and (ii) to show the Premises to prospective tenants, investors or mortgagees of the Building. None of the foregoing shall give rise to any decrease or abatement of the Fixed Rent. Any work performed or inspections or installations made pursuant to this Section 20 shall be made with reasonable diligence and in a manner designed to minimize interference with Tenant’s use of the Premises; provided, however, that we will not be obligated to employ contractors or labor at overtime or other premium pay rates or incur any other overtime costs or expenses whatsoever.

21. Rules and Regulations. Tenant shall comply with the rules and regulations reasonably established by the Building’s management and/or Landlord from time to time.

22. Compliance with Law. Tenant, at Tenant’s expense, shall comply with all present and future laws, rules, orders, regulations, statutes and codes, extraordinary as well as ordinary, of all governmental authorities now existing or hereafter created, and of any and all of their departments and bureaus, and of any applicable fire rating bureau or other body exercising similar functions, affecting the Building or the maintenance, use or occupation thereof, which are applicable to the Premises and/or the use thereof.

23. Security Deposit.

(a) Subject to the terms of this Section 23, Tenant, on the date hereof, shall deposit with Landlord, as security for the performance of Tenant's obligations under this Agreement, an unconditional, irrevocable and transferable letter of credit (the "Letter of Credit”) that (i) is in the amount of Nine Hundred Thousand Dollars ($900,000.00) (the "Security Amount") (ii) is in a form that is reasonably satisfactory to Landlord, (iii) is issued for a term of not less than one (1) year, (iv) is issued for the account of Landlord, (v) automatically renews for periods of not less than one (1) year unless the issuer thereof otherwise advises Landlord on or prior to the thirtieth (30th) day before the applicable expiration date, and (vi) is issued by, and drawn on, a bank that (a) has a Standard & Poor's rating of at least "AA" (or, if Standard & Poor's hereafter ceases the publication of ratings for banks, a rating of a reputable rating agency as reasonably designated by Landlord that most closely approximates a Standard & Poor's rating of "AA-" as of the date hereof), (b) has not been declared insolvent or placed into receivership in

Exhibit 8(A)(xxi)-5

either case by Federal Deposit Insurance Corporation or another governmental entity that has regulatory authority over such bank, and (c) that either (I) has an office in the city where the Building is located at which Landlord can present the Letter of Credit for payment, or (II) has an office in the United States and allows Landlord to draw upon the Letter of Credit without presenting a draft in person (such as, for example, by submitting a draft by fax or overnight delivery service) (the aforesaid requirements for the bank that issues the Letter of Credit being collectively referred to herein as the "Bank Requirements").

(b) If (a) Tenant defaults in the performance of any of Tenant’s covenants or obligations under this Agreement and Tenant fails to cure such default within fifteen (15) days after receipt of notice thereof from Landlord (or, if such default cannot be cured within such fifteen (15) day period, Tenant’s failure to commence within such fifteen (15) day period and diligently pursue such cure to completion), or (b) Tenant fails to vacate the Premises and surrender possession thereof in accordance with the terms of this Agreement on the Expiration Date, then in either case Landlord may present the Letter of Credit for payment and apply the whole or any part of the proceeds thereof (i) toward the payment of the Fixed Rent as to which Tenant is in default, (ii) toward any sum which Licensor may expend or be required to expend by reason of Tenant's default, whether such damages or deficiency accrue or accrues before or after summary proceedings or other re-entry by Landlord. If Landlord so applies the proceeds or any part thereof, then Tenant upon demand, shall deposit with Landlord the cash amount so applied or provide Landlord with a replacement Letter of Credit so that Landlord shall have the full Security Amount at all times during the Term. If at any time the issuer of the Letter of Credit does not meet the Bank Requirements (it being understood that if Standard & Poor's hereafter ceases the publication of ratings for banks, the parties, in determining whether the issuer of the Letter of Credit meets the Bank Requirements, shall substitute for the rating of Standard & Poor's a rating of a reputable rating agency as reasonably designated by Landlord that most closely approximates a Standard & Poor's rating of "AA-" as of the date hereof), then Tenant shall deliver to Landlord a replacement Letter of Credit, issued by a bank that satisfies the Bank Requirements (and otherwise meets the requirements set forth in Section 23(a) hereof) within fifteen (15) business days after the date that Landlord gives Tenant notice of such issuer's failure to satisfy the Bank Requirements. If Tenant fails to deliver to Landlord such replacement Letter of Credit within such period of fifteen (15) business days, then Landlord, in addition to Landlord's other rights at law, in equity or as otherwise set forth herein, shall have the right to present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in this Section 23). Tenant shall reimburse Landlord for any reasonable out-of-pocket costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. Nothing contained in this Section 23(b) limits Landlord's rights or remedies in equity, at law, or as otherwise set forth herein.

(c) If Tenant fully and faithfully complies with all of the terms, provisions, covenants and conditions of this Agreement, then the Letter of Credit (or the unapplied proceeds thereof, as the case may be) shall be returned to Tenant promptly after the Expiration Date and delivery of possession of the Premises to Landlord. Landlord's obligations under this Section 23 shall survive the expiration or earlier termination of the Term.

Exhibit 8(A)(xxi)-6

(d) If Tenant fails to provide Landlord with a replacement Letter of Credit that complies with the requirements of this Section 23 on or prior to the thirtieth (30th) day before the expiration date of the Letter of Credit that is then expiring, then Landlord may present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in this Section 23). Tenant shall reimburse Landlord for any reasonable out-of-pocket costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. Landlord also shall have the right to so present the Letter of Credit and so retain the proceeds thereof as security in lieu of the Letter of Credit at any time from and after the thirtieth (30th) day before the Expiration Date if the Letter of Credit expires earlier than the sixtieth (60th) day after the Expiration Date.

(e) If a sale or leasing of the Building occurs, then Landlord shall have the right to transfer the Letter of Credit (or the unapplied proceeds thereof, as the case may be) to the vendee or lessee and upon such vendee’s or lessee’s written confirmation of receipt of the Letter of Credit (or the unapplied proceeds thereof, as the case may be) (i) Landlord shall thereupon be released by Tenant from all liability for the return of the Letter of Credit (or such unapplied proceeds, as the case may be), (ii) Tenant shall cause the bank which issued the Letter of Credit to issue an amendment to the Letter of Credit or issue a new Letter of Credit naming the vendee or lessee as the beneficiary thereunder, and (iii) Tenant shall look solely to the new landlord for the return of the Letter of Credit (or such unapplied proceeds, as the case may be). The provisions hereof shall apply to every transfer or assignment of the Letter of Credit (or the unapplied proceeds thereof, as the case may be) made to a new landlord.

(f) Upon not less than ten (10) days prior notice (the “Application Notice”) from Tenant to Landlord from time to time, during the last six (6) months of the Term, Landlord shall present the Letter of Credit for partial payment in the amount of One Hundred Fifty Thousand Dollars ($150,000) and apply the proceeds thereof toward the payment of Fixed Rent next coming due hereunder.  If Tenant does not give Landlord the Application Notice, then, during the last six (6) months during the Term and upon not less than ten (10) days prior notice from Tenant to Landlord, Tenant shall have the right to reduce the amount of the Letter of Credit on deposit with Landlord by One Hundred Fifty Thousand Dollars ($150,000) per month, provided that (i) Tenant has paid the Fixed Rent for the month in which Tenant is requesting such a reduction, (ii) Tenant, at the time of such request and at the time of such reduction, is not in default beyond all applicable notice and grace periods of any of Tenant’s obligations hereunder.  If Tenant requests and is entitled to any such reduction in accordance with the terms of this Section 23(f), then Landlord shall permit Tenant, at Tenant's expense, to amend or replace the Letter of Credit to reflect such reduction, and Landlord, at Tenant’s cost, shall cooperate reasonably with Tenant and the bank that issued the Letter of Credit to effectuate the reduction in the Letter of Credit. Notwithstanding anything to the contrary in this Section 23(f), if Tenant is physically occupying the Premises at any time during the last six (6) months of the Term, then for the remainder of the Term Landlord shall not be required to reduce the amount of the Letter of Credit pursuant to the terms of this Section 23(f).

24. Limitations of Liability. Tenant agrees that it shall look solely to the Premises and proceeds thereof, and not to any other assets of Landlord Parties to enforce its

Exhibit 8(A)(xxi)-7

rights hereunder, and that none of the Landlord Parties shall have any personal obligation or liability hereunder, and Tenant shall not seek to assert any claim or enforce any of its rights hereunder against such party.

25. Miscellaneous.

(a) This Agreement shall constitute the entire agreement with respect to the subject matter herein contained by and between the parties. All other agreements oral or otherwise, express or implied are hereby merged herein.

(b) This Agreement may only be changed by the written agreement of both parties.

(c) This Agreement shall be construed under the laws of the State of New York and any action or proceeding to enforce this Agreement shall be brought and maintained in courts located in New York City in the State of New York.

(d) Each party expressly acknowledges and agrees that in executing this Agreement, it has not relied upon any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Agreement.

(e) This Agreement may be executed in one or more counterparts, all of which shall have the same force and effect as original signatures, and all of which when taken together shall constitute one document.

Exhibit 8(A)(xxi)-8

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the day and year first above written.

LANDLORD:

ARC NY1440BWY1, LLC

By: ___________________________

Name:

Title:

TENANT:

1440 BROADWAY OWNER, LLC

By: ___________________________

Name:

Title:

Exhibit 8(A)(xxi)-9

Exhibit “A”

Premises

(See Attached)

Exhibit 8(A)(xxi)-10

EXHIBIT 10-1

FORM OF ESTOPPEL CERTIFICATES

[See Attached]

Exhibit 10-1-1

Form of Tenant Estoppel Certificate

TENANT ESTOPPEL CERTIFICATE

________________________, 2012

ARC NY1440BWY1, LLC
c/o American Realty Capital New York Recovery REIT, Inc.
405 Park Avenue
New York, New York 10022
Attention: Michael A. Happel

And

ARC NY1440BWY1, LLC
c/o American Realty Capital New York Recovery REIT, Inc.
405 Park Avenue
New York, New York 10022
Attention: Jesse C. Galloway, Esq.

And

Any lender providing a mortgage loan
secured by the Property within
90 days following the date hereof

By lease dated ______________________ and amended by ___________________ (the collectively, the “Lease”), the undersigned (“Tenant”) has leased from 1440 Broadway Owner, LLC (“Landlord”) or its predecessors in interest the leased premises located 1440 Broadway, New York, New York, which are more particularly described in the Lease. 1440 Broadway Owner, LLC (“Seller”), as the owner of the property (“Property”) of which the leased premises are a part, intends to sell the Property to the ARC NY1440BWY1, LLC (“Buyer”), who, as a condition to the purchase of the Property, has required this Tenant Estoppel Certificate.

In consideration of Buyer’s agreement to purchase the Property and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and with the understanding that Buyer and Buyer’s mortgagee (if any) will rely upon the representations made herein in purchasing and/or financing the Property, Tenant agrees and certifies to Seller, Landlord, Buyer and Buyer’s mortgagee (if any) as follows:

1. The leased premises and possession thereof are accepted, and no tenant improvement work remains to be performed by Landlord other than _____________________. The Lease is in full force and effect. The lease term begins on _____________________ and ends on _____________________. The Lease has not been modified, except as indicated in this certificate.

Exhibit 10-1-2

2. Tenant claims no present charge, lien or claim of offset against rent.

3. No amount is owing by Landlord to Tenant on account of any tenant improvement allowances other than _____________________.

4. Rent is paid for the current month but is not paid and will not be paid more than one month in advance. Basic or fixed rent is $_____________________ per month and is due on the _________ of each month. There is no “free rent” or other rent concession, bonus or contribution under the remaining tern of the Lease, except _____________________ Additional rent is payable as follows: _____________________.

5. A security deposit in the amount of $_____________________ has been paid to Landlord and such security deposit is in the form of [cash/letter of credit] which amount is not subject to any set-off or reduction or to any increase for interest or other credit due to Tenant.

6. There are no existing defaults by reason of any act or omission of Landlord except as follows: _____________________.

Tenant is not in default under the Lease and has not received written notice from Landlord showing that Tenant is in default under the Lease.

7. The Lease has not been modified, except in accordance with the amendments dated as follows: _____________________.

8. Tenant has no option, right of first refusal or other right to purchase the Property or any portion thereof, or any interest therein pursuant to the terms of the Lease or contained in any other document or agreement (written or oral) whatsoever. The only interest of Tenant in the Property is that of a tenant pursuant to the terms of the Lease. Tenant hereby waives any option, right of first refusal or other right to purchase the Property or any portion thereof or interest therein that is contained in the Lease or any other document or agreement, if any.

9. Tenant has no option to expand the Premises, except as set forth in the Lease.

10. Tenant has not sublet all or any part of the leased premises, except as follows:

__________________________________________________________________________________________________

 __________________________________________________________________________________________________

11. Landlord has not rebated, reduced or waived any amounts due from Tenant under the Lease, either orally or in writing, nor has Landlord provided financing for, made loans or advance to, or invested in the business of Tenant.

12. That there are no actions, voluntary or involuntary, pending by or against Tenant under the bankruptcy laws of the United States of any state thereof.

This certificate may be relied upon by Landlord, Buyer, Current Lender and Buyer’s mortgagee from time to time, and their respective successors and assigns.

Exhibit 10-1-3

TENANT:

______________________________

By: ___________________________

Name: ______________________

Title: _______________________

Exhibit 10-1-4

Form of Seller Representation Letter

SELLER’S ESTOPPEL CERTIFICATE

TO: _____________________

_____________________

_____________________

RE: Lease dated: ___________________________________________________________________________________

Landlord: __________________________________________________________________________________

Tenant: ____________________________________________________________________________________

Demised Premises: ______________________, _______________________________, _______________________ County, ___________________________

Current Base Rental:: ___________________________________________________________________________

Dated: As of ________________________, 20___

The undersigned (“Seller”) hereby certifies as of the date hereof, the following:

1. Attached hereto is a true, correct and complete copy of the above-described Lease along with all amendments and modifications thereto (the “Lease”).

2. The Lease is in full force and effect and has not been amended, modified, supplemented or superseded except as follows:

__________________________________________________________________________________________________
__________________________________________________________________________________________________

3. The information describing the Lease as shown above is correct except as follows:

__________________________________________________________________________________________________
__________________________________________________________________________________________________

4. There are no existing defaults by Landlord or to Seller’s Knowledge (as defined in the Sale Agreement), Tenant, except as follows: ____________

_________________________________________________________________________________________________________________

5. No notice of default has been sent by Landlord to Tenant and Landlord has not received a notice of default with respect to the Premises, except as follows: _____________________.

This letter is given by Seller to ARC NY1440BWY1, LLC (“Buyer”) in connection with the sale of an indirect interest in that certain property described in that certain Purchase and Sale Agreement (as the same may have been amended or modified, the “Sale Agreement”) dated as of October 21, 2013 by and between 1440 Broadway Owner, LLC, as Buyer, and Seller, and is

Exhibit 10-1-5

intended solely for the benefit of Buyer, and Buyer’s mortgagee and no other person or entity may rely on any matter set forth herein.

If Buyer receives an estoppel certificate from the tenant identified hereinabove after the date hereof that complies with the terms of Article 10 of the Sale Agreement, this letter shall be without further force or effect as of the date of such tenant’s estoppel certificate.

Anything in this letter to the contrary notwithstanding, the liability of Seller and the Seller Parties (as defined in the Sale Agreement) for Seller’s breaches of representations and warranties contained herein shall be limited as set forth in the Sale Agreement.

Dated as of the date and year first above written.

1440 BROADWAY OWNER, LLC,
a Delaware limited liability company

By: ___________________________
Name: _____________________
Title: ______________________

Exhibit 10-1-6

EXHIBIT 10-2

MACY’S, INC. ESTOPPEL FROM SELLER’S ACQUISITION

[See Attached]

Exhibit 10-2-1

EXHIBIT 16(A)(iii)-1

RECOGNITION AGREEMENTS

[See Attached]

Exhibit 16(A)(iii)-2-1

EXHIBIT 16(A)(iii)-2

DEFAULTS/ARREARS

[See Attached]

Exhibit 16(A)(iii)-2-1

EXHIBIT 16(A)(iv)

TENANT DEPOSITS

[See Attached]

Exhibit 16(A)(iv)-1

EXHIBIT 16(A)(v)

EMPLOYEES

[See Attached]

COLLECTIVE BARGAINING AGREEMENTS

2012-2015 Commercial Building Agreement between local 32BJ Service Employees International Union and The Realty Advisory Board on Labor Relations, Inc.

-	2013 RAB Bulletin dated June 18, 2013 regarding bonus distribution.
-	2011 Assent Letter dated September 7, 2011.

2011-2014 Engineers Agreement between Local 94, International Union of Operating Engineers, AFL-CIO and The Realty Advisory Board on Labor Relations, Inc.

Exhibit 16(A)(v)-1

EXHIBIT 16(A)(xi)

PENDING LITIGATION

[See Attached]

Exhibit 16(A)(xi)-1

EXHIBIT 16(A)(xiv)

TAX CERTIORARI PROCEEDINGS

2013/14 Tax Appeal

Exhibit 16(A)(xiv)-1

EXHIBIT 16(A)(xvii)

UNFUNDED LEASING COSTS

[See Attached]

Exhibit 16(A)(xvii)-1